Filed Pursuant to Rule 424(b)(3)
Registration No. 333-266292

PROSPECTUS

SHARPLINK GAMING LTD.

3,272,781 Ordinary Shares

The selling shareholders identified beginning on page 28 of this prospectus are offering on a resale basis a total of 3,272,781 of our Ordinary Shares, NIS 0.06 par value per share, or the Ordinary Shares. All of the Ordinary Shares offered by this prospectus are offered by our shareholders, and the Ordinary Shares offered by this prospectus includes Ordinary Shares issuable upon exercise of our share purchase warrants. The Ordinary Shares offered hereby consist of the following:

●	Up to 2,666,667 Ordinary Shares issuable upon exercise of 2,666,667 ordinary share purchase warrants which were issued to Alpha Capital Anstalt (“Alpha Capital”) in a private placement pursuant to a securities purchase agreement.

We are registering the above described offer and sale of the securities by the selling shareholders to satisfy certain registration rights we have granted. We will not receive any proceeds from the sale of these shares by the selling shareholders. The selling shareholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the selling shareholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The selling shareholders may sell these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section titled “Plan of Distribution”. In connection with any sales of Ordinary Shares offered hereunder, the selling shareholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

Our Ordinary Shares are currently listed on the Nasdaq Capital Market under the ticker symbol “SBET.” On November 18, 2022, the closing sales price for our Ordinary Shares was $0.66 per share.

Investing in our securities involves substantial risks. See “RISK FACTORS” beginning on page 5 of this prospectus. You should carefully read this prospectus and the documents incorporated herein before making any investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 21, 2022.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission (the “SEC”). You should read both this prospectus together with additional information described under the heading “Where You Can Find More Information”.

References in this prospectus to “Old SharpLink” refer to SharpLink, Inc., a Minnesota corporation, which we acquired in a reverse merger completed on July 26, 2021, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) among us, Old SharpLink and New SL Acquisition Corp. dated April 15, 2021. References to the “MTS Merger” refer to the merger under the Merger Agreement. References in this prospectus to the “Company,” “we,” “us” and “our” refer to SharpLink Gaming Ltd., an Israeli company formerly known as Mer Telemanagement Solutions Ltd.

On July 26, 2021, immediately prior to the closing of the MTS Merger, we completed a 1-for-2 reverse split of our Ordinary Shares, which we refer to in this prospectus as the Reverse Stock Split. Unless otherwise noted herein, references to shares of capital stock in this prospectus give effect to this Reverse Stock Split.

“Selling shareholders” and “selling shareholder” refer to one or more selling shareholders identified in the “Selling Shareholders” section of this prospectus. References to “securities” include any security that we or the selling shareholders might offer under this prospectus or any prospectus supplement.

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on its front cover or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date.

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies, and industry publications and surveys. We have relied on certain data from third party sources, including industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and elsewhere in this prospectus.

Our consolidated financial statements appearing in this prospectus are prepared in U.S. dollars and in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. All references in this annual report to “dollars” or “$” are to U.S. dollars and all references in this annual report to “NIS” are to New Israeli Shekels.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. Accordingly, before making an investment decision, you are urged to carefully review this prospectus in its entirety, including the risks of investing in our securities discussed under the caption “Risk Factors” and the financial statements and other information that is contained in or incorporated by reference into this prospectus or the registration statement of which this prospectus is a part.

Company Overview

On July 26, 2021, Israel-based Mer Telemanagement Solutions Ltd. (“MTS”) completed the merger of its U.S. subsidiary with U.S.-based Old SharpLink, Inc. and MTS was subsequently renamed SharpLink Gaming Ltd.. In connection with the closing of the MTS Merger, MTS completed a 1-for-2 reverse stock split of its ordinary shares. Subsequent to the closing of the MTS Merger, the Old SharpLink shareholders collectively owned approximately 86% of the Company (on a fully-diluted basis, including a stock option pool equal to 10% of the Company’s issued and outstanding ordinary shares on a fully-diluted and as converted basis, and including ordinary shares underlying the Company’s Preferred A-1 Shares and Preferred B Shares issued to an institutional investor in Old SharpLink in consideration for its Old SharpLink’s preferred stock), and prior MTS shareholders collectively owned 14% of the Company (including ordinary shares underlying warrants and options issued to MTS’s officers prior to the consummation of the MTS Merger).

We have four operating segments: Affiliate Marketing Services – United States, Sports Gaming Client Services, Enterprise Telecom Expense Management, or TEM, and Affiliate Marketing Services – International. Each operating segment is also a reportable segment. The Affiliate Marketing Services – United States segment was named Affiliate Marketing Services until 2021. The Enterprise TEM and Affiliate Marketing Services – International segments were created in 2021 as a result of the MTS Merger and FourCubed Acquisition, respectively.

The Affiliate Marketing Services – United States segment collects information on potential U.S. domiciled sports bettors, connects them with contextual sports betting content, and converts them to paying sports betting customers in exchange for either a pre-negotiated share of a sportsbook operator’s revenue, or a fixed fee from such operator. In addition, the segment provides sports betting data (e.g., betting lines) to sports media publishers in exchange for a fixed fee. SharpLink was founded in 2019, and its corporate leadership team has more than 100 years of combined experience delivering innovative sports solutions to partners such as Turner Sports, Google, Facebook, the National Football League (NFL), the National Collegiate Athletic Association (NCAA) and the National Basketball Association (NBA), among many other iconic organizations, with executive experience at companies which include ESPN, NBC, Sportradar, AOL, Cantor Gaming, Betfair and others.

The Sports Gaming Client Services segment provides its clients with development, hosting, operations, maintenance and service of free-to-play games and contests. These relationships can be either software-as-service (“SaaS”) arrangements that are hosted by SharpLink and accessed through its clients’ websites or other electronic media; or software licenses that allow the client to take the software on premise. Our current Sports Gaming Client Services business was originally established in 2006 as Sports Technologies Inc., or STI, which was founded by our Chief Operating Officer. STI was acquired by Old SharpLink’s affiliate company, SportsHub Games Network, Inc. (“SportsHub”), in 2016. In November 2020, SportsHub spun-off Old SharpLink and Old SharpLink subsequently acquired STI in an all-stock transaction. The Company has accounted for the operations of STI beginning January 1, 2019, due to the common control nature of the merger. SharpLink’s Client Services division is based in Collinsville, Connecticut.

The Enterprise TEM segment is a global provider of solutions for telecommunications expense management, enterprise mobility management, call usage and accounting software. The segment’s TEM solutions allow enterprises and organizations to make smarter choices with their telecommunications spending at each stage of the service lifecycle, including allocation of cost, proactive budget control, fraud detection, processing of payments and spending forecasting. Headquartered in Israel, the Enterprise TEM segment markets its solutions through wholly-owned subsidiaries in the U.S., the Netherlands and Hong Kong, as well as through distribution channels.

The Affiliate Marketing Services – International segment is an iGaming and affiliate marketing network, focused on delivering quality traffic and player acquisitions, retention and conversions to global iGaming operator partner worldwide. The Affiliate Marketing Services – International segment was formed as a result of the FourCubed Acquisition. For more than 16 years, FourCubed has provided its global iGaming operating partners with affiliate marketing services. The strategic acquisition of FourCubed brought SharpLink an industry respected operating team with experience in conversion through affiliate marketing services and in securing highly profitable, recurring net gaming revenue contracts with many of the world’s leading iGaming companies, including Party Poker, bwin, UNIBET, GG Poker, 888 poker, betfair and others. Originally established in 2005, FourCubed’s international iGaming affiliate network is currently comprised of over 12,000 sub-affiliates and has delivered over 1.8 million referred players since it was launched in 2008 at www.pas.net.

Our management team has more than 100 years of combined experience delivering innovative sports solutions to partners such as Turner Sports, Google, Facebook, the National Football League (NFL), the National Collegiate Athletic Association (NCAA) and the National Basketball Association (NBA), among many other iconic organizations, with executive experience at companies such as ESPN, NBC, Sportradar, AOL, Cantor Gaming, Betfair and others. Our current Sports Gaming Client Services business was originally established in 2006 as Sports Technologies Inc., or STI, which was founded by our Chief Operating Officer. STI was acquired by SportsHub, one of our significant shareholders in 2016. In November 2020, SportsHub spun-off and we subsequently acquired STI in an all-stock transaction.

We were incorporated under the laws of the State of Israel in December 1995. We are a public limited liability company under the Israeli Companies Law 1999-5759, or the Israeli Companies Law, and operate under this law and associated legislation. Our registered offices is located at 14 Hatidhar Street, P.O. Box 2112, Ra΄anana 4366516, Israel, our principal place of business is located at 333 Washington Ave. N, Suite 104, Minneapolis, MN 55401, USA, and our telephone number is (612) 293-0619. Our website address is www.sharplink.com. The information set forth on, or accessible from, our website is not incorporated by reference into this prospectus.

FourCubed Acquisition

On December 31, 2021, the Company entered into an Asset Purchase Agreement (the “Agreement”) with FourCubed Acquisition Company, LLC, a wholly-owned subsidiary of the Company (“Buyer”), 6t4 Company, a Minnesota corporation (“6t4”), FourCubed Management, LLC, a Delaware limited liability company (“FCM” and together with 6t4 and all affiliated entities comprising their respective businesses, “Seller”), and Chris Carlson, the principal shareholder of Seller (the “Seller’s Shareholder”). Pursuant to the terms of the Agreement, the Buyer acquired the intellectual property and other specified assets of Seller. The purchase and sale of such assets was consummated on December 31, 2021.

In consideration for the purchase of the acquired assets, the Company and Buyer agreed to deliver the following: (i) at closing, a cash payment of $6,195,000; (ii) effective as of the closing, 606,114 Ordinary Shares of the Company (the “6t4 Shares”) with an acquisition date fair value of $1,606,202; (iii) within 45 days subsequent to closing, a cash payment of $130,000 plus repayment of cash acquired of $311,523; and (iv) an amount of $250,000 that will be retained by the Company for indemnity purposes and will be released 180 days after closing if no indemnity claims are made within that period.

The 6t4 Shares are subject to a lock-up period pursuant to which none of the 6t4 Shares may be sold or otherwise transferred for a period of six months following their issuance, and only 25% of the 6t4 Shares may be resold or transferred each month thereafter.

The Company, 6t4, and Seller’s Shareholder also entered into a Registration Rights Agreement (the “Registration Agreement”) pursuant to which the Company agreed to register for resale the Shares. Under the Registration Agreement, the Company must file an initial registration statement for the 6t4 Shares no later than the tenth trading day after the expiration of the applicable lock-up period for such shares.

The Agreement contains customary representations and warranties by Seller and Shareholder. Additionally, Seller and Shareholder agreed to customary indemnification obligations to the Company, subject to certain limitations as set forth in the Agreement.

The 6t4 Shares issued or to be issued pursuant to the Agreement were offered and sold in reliance on an exemption from registration under Regulation D promulgated under Section 4(a)(2) of the Securities Act.

Alpha Capital Investment

On November 16, 2021, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Alpha Capital pursuant to which the Company issued and sold, in a registered direct offering (the “Offering”), an aggregate of 1,413,075 of the Company’s Ordinary Shares at an offering price of $3.75 per share. In addition, the Company sold to Alpha Capital certain prefunded ordinary share purchase warrants (the “Prefunded Warrants”) to purchase 1,253,592 Ordinary Shares. The Prefunded Warrants were sold at an offering price of $3.74 per warrant share and are exercisable at a price of $0.01 per share. Subject to limited exceptions, a holder of a Prefunded Warrant will not have the right to exercise any portion of such warrant if the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of Ordinary Shares of the Company outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon 61 days’ prior notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99%.

The aggregate net proceeds from the sale of the Shares and Prefunded Warrants, after deducting offering expenses, was $9.9 million. The Shares and the Prefunded Warrants were offered by the Company pursuant to a registration statement on Form F-3 (File No. 333-237989), which was initially filed with the SEC on May 4, 2020, and was declared effective by the SEC on May 12, 2020 (the “May 2020 Registration Statement”).

In a concurrent private placement (the “Private Placement”), the Company issued to Alpha Capital, for each Share and Prefunded Warrant purchased in the Offering, an additional ordinary share purchase warrant (the “Regular Warrant”), each to purchase one Ordinary Share. The Regular Warrants are initially exercisable six months following issuance and terminate four years following issuance. The Regular Warrants have an exercise price of $4.50 per share and are exercisable to purchase an aggregate of 2,666,667 Ordinary Shares. The Regular Warrants also provide for an identical Beneficial Ownership Limitation as contained in the Prefunded Warrants.

The Regular Warrants and the Ordinary Shares issuable upon the exercise of such warrants were not registered under the Securities Act, were not offered pursuant to the May 2020 Registration Statement and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. The Purchase Agreement provides the holder of the Regular Warrant with certain “piggy-back” registration rights in the event the Company files other registration statements with the SEC under the Securities Act. In the event that at the time of exercise there is not then a current registration statement covering the resale of the Ordinary Shares issuable upon exercise of the Regular Warrants, the holder shall have the right to exercise such warrant on a cashless (net exercise) basis.

The Offering

The selling shareholders identified beginning on page 28 of this prospectus are offering on a resale basis a total of 3,272,781 Ordinary Shares. The Ordinary Shares offered by this prospectus include (i) 604,114 Ordinary Shares that were issued to 6t4 as part of the consideration of the FourCubed Acquisition, and (ii) up to 2,666,667 Ordinary Shares issuable upon the exercise of share purchase warrants which were issued to Alpha Capital in a private placement. The total value of all the Ordinary Shares offered pursuant to this prospectus is approximately $2.2 million, based upon a per share price of $0.66, which represents the closing sale price of our Ordinary Shares as reported on the Nasdaq Capital Market on November 18, 2022.

Ordinary Shares offered by this prospectus	3,272,781 shares

Ordinary Shares outstanding before the offering(1)	22,561,881 shares

Use of Proceeds	We will receive none of the proceeds from the sale of Ordinary Shares by the selling shareholders in this offering.

Nasdaq Symbol	SBET

Risk Factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our Ordinary Shares.

(1)	Shares outstanding prior to the offering under this prospectus do not include (i) 58,028 Ordinary Shares issuable upon conversion of Preferred A-1 Shares, (ii) 124,810 Ordinary Shares issuable upon conversion of Preferred B shares, and (iii) Ordinary Shares issuable upon the exercise of outstanding options and warrants.

Capitalization and Indebtedness

The table below sets forth our cash and our total capitalization (defined as total debt and shareholders’ equity) as of May 31, 2022 on:

●	an actual basis; and

●	an as adjusted basis, assuming the full cash exercise of 2,666,667 warrants outstanding as of July 19, 2022 at an exercise price of $4.50 per ordinary share, to reflect the gross receipt by us of approximately $12.0 million in exercise price and the corresponding issuance of 2,666,667 ordinary shares.

You should read this table together with the financial statements and notes thereto and other financial information included in this prospectus, any prospectus supplement or incorporated by reference in this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

	As of May 31, 2022
	Actual (unaudited)	As Adjusted (unaudited)
(In thousands, except per share data)
Cash and cash equivalents	$6,574,919	$18,574,921
Debt:
Current debt	605,625	605,625
Long-term debt—less current portion	2,445,113	2,445,113

Total debt	$3,050,748	$3,050,748

Shareholders’ equity:
Ordinary Shares	$447,346	$500,679
A-1 Shares	1,126	1,126
B Shares	2,496	2,496
Additional paid-in capital	74,298,876	86,245,545
Treasury Shares	(29,000)	(29,000)
Accumulated Deficit	(63,662,562)	(63,662,562)

Total shareholders’ equity	$11,058,282	$23,058,284

Total capitalization	$14,109,030	$26,109,032

Risk Factors

An investment in our securities involves a high degree of risk. You should consider carefully the risks, uncertainties and assumptions discussed under the heading “Risk Factors” in this prospectus. This could cause the trading price of our Ordinary Shares to decline, and you could lose all or part of your investment. These risks include, among others, the following:

●	We have a history of losses and may not be able to achieve or sustain profitability in the future.

●	If we are unable to increase our revenues or our operating costs are higher than expected, we may not be able to achieve profitability and our operating results may fluctuate significantly.

●	We will require additional capital to support our growth plans and such capital may not be available on reasonable terms or at all.

●	The market price of our Ordinary Shares may experience higher than normal levels of volatility as a result of the recent MTS Merger, which may include, significant declines.

●	SharpLink’s indebtedness could adversely affect its business.

●	SportsHub, who holds approximately 40% of the voting rights of the Company, is able to exert significant control over matters submitted for shareholder approval.

●	The COVID-19 pandemic has adversely affected our business and may continue to cause such effects in the future.

●	Our sports betting conversion platform technology is still in the early stages of development and commercialization.

●	Our core business and prospects are dependent on our relationships with sports leagues, sports media organizations and sportsbooks, and the loss of those relationships or failure to renew or expand those relationships could cause the loss of our competitive advantages.

●	The loss or significant reduction in business from one or more of our large clients could materially and adversely affect our business, financial condition and results of operations.

●	Our business and operating results and the business and operating results of our clients and vendors may be significantly impacted by general economic, political and social conditions, pandemics, wars or terrorist activity, severe weather events and other natural disasters, and the health of the sports, entertainment and sports betting industries.

●	Our business may be materially and adversely affected if it is unable to keep pace with or adapt to rapidly changing technology, or if we do not invest in product development and provide services that are attractive to our clients.

●	Changes in existing regulations regarding online sports betting or the climate and requirements applicable to our core business and our clients could have a material adverse impact on our business, financial results and prospects.

●

Our recruitment and retention of qualified personnel and key employees, including members of our senior management team, are vital to growing our business and meeting our business plans. The loss of any of our key executives or other key employees could harm our business.

●	We depend on a limited number of customers for a substantial portion of our Affiliate Marketing Services – International revenue, and the loss of customers, unfavorable changes to terms in customer contracts or unfavorable changes in the markets served by our customers due to geopolitical, regulatory or other facts could materially and adversely affect our revenue, profitability and financial condition.

●	The loss of services of our executives, particularly Rob Phythian and Chris Nicholas, the co-founders of SharpLink US, could materially harm our business and prospects due to their longstanding relationships with sports leagues, sports media companies and fantasy sports companies.

●	If we fail to maintain required regulatory gaming approvals and licenses in the various jurisdictions in which we operates or plan to operate, our business will be materially and adversely affected.

●	Our core business and prospects are dependent on an increasing number of states legalizing online sports betting.

●	The legal sports betting market in the United States may not continue to expand.

●	Our collection, storage and use of personal data are subject to applicable data protection and privacy laws, and any failure to comply with such laws may harm our reputation and business or expose us to fines and other enforcement action.

RISK FACTORS

In addition to the other information included in this prospectus, including the matters addressed under the caption titled “Special Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors before determining to purchase the Ordinary Shares offered hereby. The following is not intended to be an exhaustive list of the risks related to the Company, the MTS Merger or our business. You should also read and consider the risk factors described under Part 1, Item 3.D, “Key Information – Risk Factors” of the Company’s Annual Report on Form 20-F for the year ended December 31, 2021, filed with the SEC on May 16, 2022.

Risks Related to Our Business

We have a history of losses and may not be able to achieve or sustain profitability in the future.

SharpLink has a history of incurring net losses and it may not achieve or maintain profitability in the future. SharpLink experienced net losses of $55,644,135, $1,139,072 and $306,153 for the years ended December 31, 2021, December 31, 2020 and December 31, 2019, respectively. As of December 31, 2021, SharpLink had an accumulated deficit of $58,332,263. SharpLink cannot predict when or whether it will reach or maintain profitability. SharpLink also expects its operating expenses to increase in the future as it continues to invest for its future growth, which will negatively affect its results of operations if its total revenue does not increase.

If we are unable to increase our revenues or our operating costs are higher than expected, we may not be able to achieve profitability and our operating results may fluctuate significantly.

We may not be able to accurately forecast our revenues or future revenue growth rate. Many of our expenses, particularly personnel costs and occupancy costs, are relatively fixed, but we may experience higher than expected operating costs, including increased selling and marketing costs, investments in geographic expansion, acquisition costs, communications costs, travel costs, software development costs, professional fees and other costs. As a result, we may not be able to adjust spending quickly enough to offset any unexpected increase in expenses or revenue shortfall. Increased competition could lead to significant price pressure for the products and services we provide, which could make profitability even more challenging. Such competition may also mean we lose access to certain data if a third party is granted exclusivity over such data. If operating costs exceed our expectations and cannot be adjusted accordingly, our results of operations and financial position could be materially and adversely affected. Additionally, we may not be able to sustain our current revenue and any revenue growth. Reduced demand, whether due to a weakening of the global economy, reduction in consumer spending, competition or other reasons, may result in decreased revenues and growth, and a material adverse effect on our operating results.

We will likely require additional capital to support our growth plans and such capital may not be available on reasonable terms or at all. This could hamper our growth and have a material adverse effect on our business.

We will likely require significant funds to support our business growth and to respond to business challenges, track and comply with applicable laws and regulations, develop new technology and services or enhance our existing offering, improve our operating infrastructure, enhance our information security systems to combat changing cyber threats and expand personnel to support our business. Accordingly, we may need to engage in equity or debt financings to secure additional funds. Our ability to obtain additional capital, if and when required, will depend on our business plans, investor demand, operating performance, market conditions, credit rating and other factors. If we raise additional funds by issuing equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our currently issued and outstanding equity or debt, and our existing shareholders may experience dilution. If we are unable to obtain additional capital when required, or on reasonable terms, our ability to continue to support our business growth or to respond to business opportunities, challenges or unforeseen circumstances could be materially and adversely affected, and our business may be harmed.

Our indebtedness could adversely affect our business.

As of June 30, 2022, we had approximately $3.0 million of long-term indebtedness. We may also incur additional indebtedness in the future. Our indebtedness could have adverse consequences, including:

●	making it more difficult to satisfy the our financial obligations,

●	limiting the our ability to compete and our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, and

●	limiting the our ability to borrow additional funds for working capital, capital expenditures, acquisitions and general corporate or other purposes.

Our debt service obligations require it to use a portion of its operating cash flow to pay interest and principal on indebtedness instead of for other corporate purposes, including funding future expansion of the business, acquisitions, and ongoing capital expenditures, which could impede the our growth. If our operating cash flow and capital resources are insufficient to service our debt obligations, we may be forced to sell assets, seek additional equity or debt financing or restructure our debt, which could harm our long-term business prospects. Our failure to comply with the covenants contained in the terms of our indebtedness could result in an event of default which, if not cured or waived, could result in the acceleration of the debt.

COVID-19 has adversely affected our business, financial condition, results of operations and prospects, including as a result of the reduction in the quantity of global sporting events, closures or restrictions on business operations of our clients and a decrease in consumer spending, and we may continue to experience such effects in the future.

The worldwide outbreak of COVID-19 in early 2020 has negatively affected economic conditions regionally as well as globally and has caused a reduction in consumer spending. Efforts to contain the effect of the virus have included business closures, travel restrictions and restrictions on public gatherings and events. Many businesses eliminated non-essential travel and canceled in-person events to reduce instances of employees and others being exposed to public gatherings. Governments around the world, including governments in Europe and state and local governments in the U.S., have restricted business activities and strongly encouraged, instituted orders or otherwise restricted individuals from leaving their home. To date, governmental authorities have imposed or have recommended various measures, including social distancing, quarantine, limitations on the size of gatherings, closures of work facilities, schools, public buildings and businesses, and cancellation of events, including sporting events, concerts, conferences and meetings. The suspension, postponement and cancellation of sporting events affected by COVID-19 has had an adverse impact on the progression of our overall business plan and our revenue and the revenue of our clients.

Although many sports seasons and sporting events have recommenced in recent months, the fluidity of this situation, potential for virus variants and potential setbacks associated therewith precludes any prediction as to the ultimate impact of COVID-19, which remains a material uncertainty and risk with respect to our business, performance, and financial results. The revenue of our clients, and our own revenue, continue to depend on sports events taking place and consumer participation and spending on entertainment and leisure activities, and any further setbacks with respect to COVID-19 could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our sports betting conversion platform is still in the early-stage of development and commercialization. Failure to successfully develop, test and commercially expand such service offering could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our Affiliate Marketing Services and our sports betting conversion platform is critical to our overall business strategy and our ability to achieve and maintain profitability. While our sports betting conversion platform has been launched, it is still in the early-stages of development, has had only limited functionality testing and development, and is commercialized with only one sportsbook and with bets that have been generally limited to American football and NASCAR auto racing. Successful development and testing depends on a number of circumstances, many of which are not in our control, including without limitation, the ability to attract and retain developers, the interest of third-parties in pilot testing or early-adoption and the response to any unexpected errors or issues.

In addition, even if development and testing of the platform is generally successful, there can be no assurance that we will be able to sell such service to prospective clients on commercially reasonable terms, or at all. If we are unable to successfully develop and test the platform to work seamlessly with other sportsbooks and media organizations on a wide variety of sports and bet types, or if our sports betting conversion platform fails to attract clients on commercially reasonable terms and/or meet client expectations, we may not experience any meaningful commercial success with respect to our betting conversion platform, which would materially and adversely affect our business, financial condition, results of operations and prospects.

We rely on relationships with sports leagues, sports media organizations and sportsbooks and loss of existing relationships or failure to renew or expand existing relationships may cause loss of competitive advantage or require us to modify, limit or discontinue certain offerings, which could materially and adversely affect our business, financial condition, results of operations and prospects.

We rely on relationships with sports leagues, sports media organizations and sports betting bookmakers and the future success of our business may depend, in part, on our ability to obtain, retain and expand such relationships. Our arrangements with sports leagues, sports media organizations and sportsbooks may not continue to be available to us on commercially reasonable terms or at all. In addition, the industries we operate in are highly competitive. It is common for multiple competitors to provide services to clients simultaneously and we expect this to continue. In the event that we lose existing arrangements or cannot renew and expand existing arrangements, we may be required to discontinue or limit our offerings or services, which could materially and adversely affect our financial condition and business operation.

We operate in a competitive market and may lose clients and relationships to both existing and future competitors.

The markets for sports data related solutions and marketing services are competitive and rapidly changing. The sports betting and sports media industries are particularly competitive and fast growing. Competition in these markets may increase further if economic conditions or other circumstances, including as a result of COVID-19, cause consumer bases and consumer spending to decrease and service providers to compete for fewer consumer resources. Our existing and future competitors have, or may in the future have or obtain, greater name recognition, larger customer bases, better technology or data, lower prices, exclusive or better access to data, greater user traffic or greater financial, technical or marketing resources than we have. Our competitors may be able to undertake more effective marketing campaigns, obtain more data, adopt more aggressive pricing policies, make more attractive offers to potential employees, subscribers, sports betting operators, sports leagues, sports media organizations, distribution partners and content providers or may be able to respond more quickly to new or emerging technologies or changes in user requirements. If our competitors develop technology before we do, our business and profitability could be materially and adversely affected. If we are unable to maintain or develop relationships with sports leagues, sports media organizations and sportsbooks, our revenues will fail to grow or may even decline, in each case having a material adverse effect on our business, financial condition, results of operations and prospects.

Our revenue prospects may be materially and adversely affected if we are unable to acquire companies with complimentary technology or that operate in the same or complementary industries, and any such acquisition efforts may divert management’s attention from other critical activities.

We may seek to grow revenue in part through acquisition of companies with similar or complementary technology or that operate in similar or complementary industries. The market for acquisitions is highly competitive and subject to a number of factors, including without limitation, general economic conditions and tax or other regulatory changes. Furthermore, acquisitions require a significant amount of management time and resources both in terms of execution and integration of any acquisition target. In addition, our competitors have been and may continue to also pursue acquisitions and have or may have better capital resources than us, stronger name recognition in the acquisition market and a longer history of successful transactions. Our revenue prospects may be materially and adversely affected if we are unable to make successful acquisitions. Further, pursuing such activities may divert attention from other critical activities of our business plan, such as development, testing and commercialization of products and services.

Our business may be materially and adversely affected if we are unable to keep pace with or adapt to rapidly changing technology, evolving industry standards and changing regulatory requirements, or if we do not invest in product development and provide services that are attractive to our clients.

Our future business and financial success will depend on our ability to continue to anticipate the needs of our clients or potential clients in order to successfully introduce new and upgraded products and services and to successfully implement our current and future geographic and product expansion plans. To be successful, we must be able to quickly adapt to changes in technology, industry standards and regulatory requirements by continually enhancing our technology, services and solutions. Developing new services and upgrades to services, as well as integrating and coordinating current services, imposes burdens on our product development team, management and researchers. These processes are costly and time intensive, and our efforts to develop, integrate and enhance our products and services may not be successful. In addition, successfully scaling up and launching and selling a new or upgraded product or service puts additional strain on our sales and marketing resources. Investing resources towards increasing the depth of our coverage within existing markets imposes additional burdens on our personnel and capital resources. If we are unable to manage our expansion efforts effectively, in obtaining greater market share or in obtaining widespread adoption of our current or future products and services, we may not be able to offset the expenses associated with the launch and marketing of the new or upgraded service, which could have a material adverse effect on our financial results.

If we are unable to develop new or upgraded products and services or decides to combine, shift focus from, or phase out a product or service, then our clients may choose a competitive product or service over us and our revenues may decline and our ability to achieve or maintain profitability may be reduced. If the Company incurs significant costs in developing new or upgraded services or combining and coordinating existing services, if we are not successful in marketing and selling these new services or upgrades, or if our clients fail to accept these new or combined and coordinating services, then there could be a material adverse effect on our results of operations and we may never achieve profitability. If we eliminate or phase out a service and are not able to offer and successfully market and sell an alternative service, our revenue may decrease, which could have a material adverse effect on our results of operations.

The loss or significant reduction in business from one or more of our large clients could materially and adversely affect our business, financial condition and results of operations.

A material portion of our revenue is concentrated in some of our largest clients, and we do not have long term contracts that require these clients to continue to use our services. Our revenue growth depends on our ability to obtain new clients and achieve and sustain a high level of renewal rates with respect to our existing clients. Failure to achieve one or more of these objectives could have a material adverse effect on our business, financial condition and operating results.

Our operations are subject to seasonal fluctuations that may impact results of operations and cash flow.

Although the sporting calendar is year-round, there is seasonality in sporting events that may impact our operations and operations of sports leagues, sports media organizations and sports betting bookmakers. Certain sports only hold events during portions of the calendar year, such as the NFL, which plays games in the fall and winter months. Sports off-seasons cause decreases in our revenue and the revenue of our clients, and factors such as playoffs, championships or similar events are unknown and may not yield consistent sources of revenue for us and our clients. Further, our revenue and the revenue of our clients may also be affected by the scheduling of major sporting events that do not occur annually, such as the Olympics or World Cup, or the cancellation or postponement of sporting events and races, such as the postponements as a result of the COVID-19 pandemic. Such fluctuations and uncertainties may have a material adverse effect on our financial condition or results of operation.

Our business and operating results and the business and operating results of our clients and vendors may be significantly impacted by general economic, political and social conditions, pandemics, wars or terrorist activity, severe weather events and other natural disasters, and the health of the sports, entertainment and sports betting industries.

Our business and operating results and the business and operating results of our clients and vendors are subject to global economic conditions and their impact on levels of consumer spending. Economic recessions have had, and may continue to have, far reaching adverse consequences across many industries, including the global sports, entertainment and sports betting industries, and may have a material adverse effect on our business and financial condition and the business and financial condition of our clients and vendors. There appears to be an increasing risk of a recession due to international trade and monetary policy, COVID-19 and other changes. If the U.S. or international economies experience another recession or any of the relevant regional or local economies suffer a continued downturn, we may experience a material adverse effect on our business, financial condition, results of operations and prospects.

Adverse developments affecting financial markets and economies throughout the world, including fluctuation in stock markets resulting from, among other things, trends in the economy as a whole, a general tightening of availability of credit, decreased liquidity in certain financial markets, increased interest rates, foreign exchange fluctuations, increased energy costs, acts of war or terrorism, transportation disruptions, severe weather events and other natural disasters, declining consumer confidence, sustained high levels of unemployment or significant declines or volatility in stock markets, as well as concerns regarding pandemics, epidemics and the spread of contagious diseases, may further reduce spending on sporting events, sports betting and marketing services and may negatively affect the sports, entertainment and sports betting industries. Any one of these developments could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our recruitment and retention of qualified personnel and key employees, including members of our senior management team, are vital to growing our business and meeting our business plans. The loss of any of our key executives or other key employees could harm our business.

We depend on a limited number of key employees to manage and operate our business. We believe a significant portion of our success is owed to our co-founders, Rob Phythian and Chris Nicholas, and their longstanding relationships with sports leagues, sports media companies, and fantasy sports companies. The leadership of Mr. Phythian, Mr. Nicholas, and our current executive officers has been critical and the departure of Mr. Phythian, Mr. Nicholas, or any one of our other executive officers, or other extended or permanent loss of any of their services, or any negative market or industry perception with respect to any of them or their loss, could have a material adverse effect on our business. We may not be able to attract or retain such highly qualified personnel in the future, and we do not expect that we would be able to replace their longstanding industry relationships. In addition, the loss of employees or the inability to hire qualified personnel that are knowledgeable regarding the sports betting and online gaming industries could result in significant disruptions to our business, and the integration of replacement personnel could be time-consuming and expensive and cause additional disruptions to our business. The sports betting and online gaming industries require specific knowledge that is not easily transferable from other industries and finding suitable replacements for specialized roles can be challenging in a limited talent pool. If we do not succeed in attracting, hiring, and integrating qualified personnel, or retaining and motivating existing personnel, we may be unable to grow effectively and our business, financial condition, results of operations and prospects could be materially and adversely affected.

We depend on a limited number of customers for a substantial portion of our Affiliate Marketing Services – International revenue, and the loss of customers, unfavorable changes to terms in customer contracts or unfavorable changes in the markets served by our customers due to geopolitical, regulatory or other facts could materially and adversely affect our revenue, profitability and financial condition.

Our Affiliate Marketing Services – International segment generates revenue by delivering a broad base of players to gaming operators, which are our customers. The loss of any of our key operators, or a significant reduction in sales or contracted rates to any key operator, or unfavorable changes in contracts with operators due to geopolitical, regulatory or other factors, could significantly reduce our revenue, margins and earnings and adversely affect our business. Entain plc, an operator, is our largest customer, comprising greater than 85% of Affiliate Marketing Services – International revenue for the years ended December 31, 2021 and 2020. The contract with this customer requires a nominal notice period to terminate the contract. If notice were provided, our revenues would decline from then-current net gaming revenue rates to approximately one-third the then-current rate. The impact to gross margin percentage would be a similar reduction to that of revenue percentage as we pay our sub-affiliates based on a percentage of the then-current net gaming revenue and any reduction in our revenue would be a corresponding reduction in our cost of revenue. This customer also has the unilateral right to cease offering services in the markets in which it operates which would result in the loss of revenue to us. In response to a removal of service offerings in various markets, FourCubed has the ability to market its user base to other operators who continue to offer service to the various markets. If we are required to change service providers, we expect to incur switching costs which could include lost revenues during the transition period and additional player promotions to incentive players to migrate to a new platform once the platform previously used is no longer available.

Risks Related to Legal Matters and Regulations Affecting Our Company

SportsHub own a significant percentage of our Ordinary Shares and will be able to exert significant control over matters submitted to our shareholders for approval.

SportsHub now holds approximately 31% of the Company’s outstanding Ordinary Shares on a fully-diluted and as-converted basis, and including outstanding warrants and Ordinary Shares granted under our 2021 Equity Incentive Plan as of June 30, 2022, and approximately 40% of the voting rights of the Company. This significant concentration of share ownership may adversely affect the trading price for our Ordinary Shares because investors often perceive disadvantages in owning shares in companies with controlling shareholders. SportsHub could significantly influence all matters requiring approval by the shareholders, including the election of directors and the approval of mergers or other business combination transactions. The interests of these shareholders may not always coincide with the interests of other shareholders.

We and our clients are subject to complex laws and regulations, which are subject to change and interpretation and which could subject us to claims or otherwise harm us and our clients. Any change in existing regulations or their interpretation, or the regulatory climate and requirements applicable to us or our clients’ businesses could have a material adverse impact on our business, prospects, financial condition and results of operations.

We and our clients are generally subject to laws and regulations relating to sports betting, online gaming, marketing and advertising in the jurisdictions in which we and our clients conduct our respective businesses, as well as the general laws and regulations that apply to all e-commerce and online businesses, such as those related to privacy and personal information, tax and consumer protection. The laws and regulations applicable to us and our clients vary from one jurisdiction to another and may be affected by, among other things, political pressures and changes in legislative or governmental priorities. Some jurisdictions have introduced regulations attempting to restrict or prohibit sports betting, online gaming and advertising, while others have taken the position that sports betting or online gaming should be licensed and regulated and have adopted or are in the process of considering legislation and regulations to enable sports betting or online gaming in their jurisdictions.

There can be no assurance that legally enforceable legislation will not be proposed and passed in jurisdictions relevant or potentially relevant to our business and/or the business of our clients. In addition, future regulatory action, court decisions or other governmental action, may have a material impact on us and/or our clients’ operations and financial results. Governmental authorities could view us or our clients as having violated applicable laws or regulations, despite our or our clients’ efforts to obtain and maintain all applicable licenses or approvals. There is also a risk that civil and criminal proceedings, including class actions brought by or on behalf of prosecutors or public entities or incumbent providers, or private individuals, could be initiated against us, our clients, Internet service providers, payment processors, advertisers and others involved in sports betting and online gaming industries. Changes in applicable law and other regulatory, court or other proceedings could prohibit or impose significant restrictions being imposed upon us or our clients or other business partners. These events could also involve substantial and unexpected compliance and litigation expenses, penalties, fines, seizure of assets and injunctions, while diverting the attention of our management team. Any such proceedings or any change in laws or regulations or their interpretation applicable to us or our clients could have a material adverse effect on our business, prospects, financial condition and results of operations.

Failure to obtain or maintain the required regulatory approvals and licenses in the various jurisdictions that SharpLink operates or intends to operate, whether individually or collectively, could have a material adverse effect on its business.

SharpLink is currently licensed and compliant in 13 U.S. state jurisdictions that have adopted legislation permitting online sports betting. Any of the Company’s licenses to operate legally in the industry could be revoked, suspended or conditioned at any time. Any of SharpLink’s future license applications may also be denied or conditioned. The loss of a license in one jurisdiction could trigger the loss of a license or affect the Company’s eligibility for such a license in another jurisdiction, and any of such losses, or potential for such loss, could cause SharpLink to cease offering some or all of the Company’s offerings in the impacted jurisdictions. As laws and regulations change, SharpLink may need to obtain and maintain licenses or registrations in additional jurisdictions. In addition, once licensed, SharpLink may be subject to various ongoing requirements, including supervision by the respective governmental agency of certain transfers of ownership and acquisitions.

In addition, SharpLink intends to expand into new jurisdictions and will generally be required to obtain approval and licensures required by such states and jurisdictions. This is a time-consuming process that can be extremely costly. Any delays in obtaining or difficulty in maintaining regulatory approvals or licenses needed for expansion can negatively affect its opportunities for growth, including the growth of its client base, or delay its ability to recognize revenue from its offerings in any such jurisdictions. If SharpLink is unable to effectively develop and operate directly or indirectly within these new jurisdictions or if its competitors are able to successfully penetrate geographic jurisdictions that they cannot access or where they face other restrictions, there could be a material adverse effect on its business, operating results and financial condition. Likewise, SharpLink’s failure to obtain or maintain the required regulatory approvals and licenses in the various jurisdictions that it operates or intend to operate, whether individually or collectively, could have a material adverse effect on its business, prospects, financial condition and results of operations.

The legal sports betting market in the United States may not continue to expand.

The legal sports betting market in the United States has increased significantly in recent years after the U.S. Supreme Court’s 2018 ruling that the federal restrictions on sports betting under the Professional and Amateur Sports Protection Act of 1992, or PASPA, were no longer enforceable, thus giving individual states the power to legalize sports betting. SharpLink’s growth strategy significantly depends on additional states legalizing sports betting. However, additional states may not adopt laws allowing sports betting as SharpLink’s management team expects. Moreover, states that have legalized sports betting may eliminate, narrow, or otherwise detrimentally changed their laws allowing legal sports betting. A failure for the legal sports betting market to expand or a contraction of the market would have a material adverse effect on SharpLink’s business, prospects, financial condition and results of operations.

SharpLink’s collection, storage and use of personal data are subject to applicable data protection and privacy laws, and any failure to comply with such laws may harm its reputation and business or expose SharpLink to fines and other enforcement action.

In the ordinary course of business, SharpLink collects, stores, uses and transmits certain types of information that are subject to different laws and regulations. In particular, data security and data protection laws and regulations relating to personal and consumer information that SharpLink is or may become subject to often vary significantly by jurisdiction and are evolving significantly as legislators and regulators continue to grapple with policy considerations surrounding the collection and use of data. Compliance with such data protection and privacy laws will require significant time and expense, particularly as SharpLink continues to expand its business across multiple jurisdictions.

For example, California has enacted the California Consumer Privacy Act, or CCPA, which became effective on January 1, 2020. The CCPA requires new disclosures to California consumers, imposes new rules for collecting or using information, requires companies to comply with data subject access and deletion requests, and affords California consumers new abilities to opt out of certain disclosures of personal information. It remains unclear what, if any, regulations will be implemented pursuant to the law or how it will be interpreted. The Stop Hacks and Improve Electronic Data Security Act, otherwise known as the SHIELD Act, is a New York State bill, the data protection portions of which became effective on March 23, 2020. The SHIELD Act requires companies to adopt reasonable safeguards to protect the security, confidentiality, and integrity of private information. A company should implement a data security program containing specific measures, including risk assessments, employee training, vendor contracts, and timely data disposal. The effects of the CCPA and the SHIELD Act potentially are significant and may require SharpLink and its clients to modify data collection or processing practices and policies and to incur substantial costs in an effort to comply.

In addition, the new EU-wide General Data Protection Regulation, or GDPR, became applicable on May 25, 2018, replacing the data protection laws of each EU member state. The GDPR implemented more stringent operational requirements for processors and controllers of personal data, including, for example, expanded disclosures about what and how personal information is to be used, limitations on retention of information, increased requirements to erase an individual’s information upon request, mandatory data breach notification requirements and higher standards for data controllers to demonstrate that they have obtained valid consent from individuals to process their personal data (or reliance on another appropriate legal basis) for certain data processing activities. It also significantly increased penalties for noncompliance, including where the Company may act as a data processor.

Although SharpLink continues to review and improve its policies and procedures with respect to data protection and privacy to ensure compliance with applicable laws, rules and regulations, if SharpLink’s privacy or data security measures fail to comply with applicable current or future laws and regulations, SharpLink may be subject to fines, litigation, regulatory investigations, enforcement notices requiring it to change the way it uses personal data or its marketing practices or other liabilities, such as compensation claims by individuals affected by a personal data breach, as well as negative publicity and a potential loss of business. Compliance with data protection and privacy laws and regulations will become more complex, time intensive and costly as SharpLink grows, particularly when it begins to rely on the movement of data across national boundaries.

The Company may face claims for data rights infringement, which could subject it to monetary damages.

Although SharpLink has generally adopted measures to avoid potential infringement of third-party data rights in the course of its operations, ownership of certain data rights is not always clear in certain jurisdictions SharpLink may operate in, particularly in “gray” jurisdictions which are presently unregulated or partially regulated. Should SharpLink face claims for illegal data rights sources or should SharpLink inadvertently infringe on another company’s data rights in any jurisdiction, SharpLink could be subject to claims of infringement, which could be time consuming and expensive to litigate or settle, divert the attention of management and materially disrupt the conduct of SharpLink’s business, and SharpLink may not prevail. Any such clams, which could include a claim for injunctive relief and damages, if successful, could have a material adverse effect on its business, prospects, financial condition and results of operations.

The operation of SharpLink’s Affiliate Marketing Services – International segment are in non-U.S. jurisdictions, which subjects the Company to the economic, political, regulatory and other risks of international operations.

SharpLink conducts business in numerous countries that carry high levels of currency, political, compliance and economic risk. Operations in these countries can present many risks, including volatility in gross domestic product and rates of economic growth, financial and governmental instability, fluctuations of currency exchange rates, and the imposition of exchange and capital controls.

Instability and uncertainties arising from the global geopolitical environment and the evolving international and domestic political, regulatory and economic landscape, including the potential for changes in global trade policies, including sanctions and trade barriers, and trends such as populism, economic nationalism and negative sentiment toward multinational companies, as well as the cost of compliance with increasingly complex and often conflicting regulations worldwide, can impair the Company’s flexibility in modifying its product offerings, marketing, hiring or other strategies for growing its businesses, as well as its ability to improve productivity and maintain acceptable operating margins.

The United States and other countries may implement actions, including trade actions, tariffs, export controls, and sanctions, against other countries or localities, including potentially against certain Russian government, government-related or other entities or individuals related to actions in Ukraine, which along with any retaliatory measures could increase costs, adversely affect our operations, or adversely affect our ability to meet contractual and financial obligations. In addition, in connection with the current status of international relations with Russia, particularly in light of Russian’s invasion of Ukraine, the U.S. government has adopted sanctions on certain industry sectors and parties in Russia. The governments of other jurisdictions in which the Company operates, such as the European Union, may also implement additional sanctions or other restrictive measures. These potential sanctions and export controls, as well as any responses from Russia, could adversely affect us and/or the Company’s supply chain, business partners or customers.

While these factors and their impact are difficult to predict, any one or more of them could have a material adverse effect on our competitive position, results of operations, financial condition or liquidity.

SharpLink has acquired, and in the future may acquire, other businesses, and SharpLink’s business may suffer if it is unable to successfully integrate acquired businesses into the Company or otherwise manage the growth associated with multiple acquisitions.

As part of its business strategy, SharpLink has made, and intends to continue to make, acquisitions as opportunities arise to add new or complementary businesses, products, brands or technologies, including the recent FourCubed Acquisition. In some cases, the costs of the Company’s acquisitions may be substantial, including as a result of professional fees and due diligence efforts. There is no assurance that the time and resources expended on pursuing a particular acquisition will result in a completed transaction, or that any completed transaction will ultimately be successful. In addition, SharpLink may be unable to identify suitable acquisition or strategic investment opportunities or may be unable to obtain any required financing or regulatory approvals, and therefore may be unable to complete such acquisitions or strategic investments on favorable terms, if at all.

SharpLink may decide to pursue acquisitions with which its investors may not agree, and SharpLink cannot assure investors that any acquisition or investment will be successful or otherwise provide a favorable return on investment. In addition, acquisitions and the integration thereof require significant time and resources and place significant demands on Company management, as well as on our operational and financial infrastructure. In addition, if SharpLink fails to successfully close transactions or integrate new teams, or integrate the products and technologies associated with these acquisitions into the Company, the Company’s business could be seriously harmed. Acquisitions may expose the Company to operational challenges and risks, including:

●	the ability to profitably manage acquired businesses or successfully integrate the acquired businesses’ operations, personnel, financial reporting, accounting and internal controls, technologies and products into the Company’s business;

●	increased indebtedness and the expense of integrating acquired businesses, including significant regulatory, administrative, operational, economic, and geographic challenges in managing and integrating the expanded or combined operations;

●	entry into jurisdictions or acquisition of products or technologies with which SharpLink has limited or no prior experience, and the potential of increased competition with new or existing competitors as a result of such acquisitions

●	diversion of management’s attention and the over-extension of the Company’s operating infrastructure and management systems, information technology systems, and internal controls and procedures, which may be inadequate to support growth;

●	the ability to fund the Company’s capital needs and any cash flow shortages that may occur if anticipated revenue is not realized or is delayed, whether by general economic or market conditions, or unforeseen internal difficulties; and\

●	the ability to retain or hire qualified personnel required for expanded operations.

The Company’s acquisition strategy may not succeed if it is unable to remain attractive to target companies or expeditiously close transactions. Moreover, issuing ordinary or preferred shares, or other securities, to fund an acquisition would cause economic dilution to existing shareholders.

Risks Related to Our Technology, Intellectual Property and Infrastructure

SharpLink’s failure to protect or enforce its proprietary and intellectual property rights, including SharpLink’s unregistered intellectual property, and the costs involved in such protection and enforcement, could harm its business, financial condition, results of operations and prospects.

SharpLink relies on trademark, trade secret, confidentiality and other intellectual property protection laws to protect its rights. Circumstances outside SharpLink’s control could pose a threat to its intellectual property rights. Effective intellectual property protection may not be available in the U.S. or other countries in which SharpLink intends to operate its business. Also, the efforts SharpLink has taken to protect its intellectual property rights may not be sufficient or effective, and any significant impairment of its intellectual property rights could harm its business or ability to compete. For example, it may not always have been possible or commercially desirable to obtain registered protection for SharpLink’s products, software, databases or other technology and, in such situations, SharpLink rely on laws governing protection of unregistered intellectual property rights, confidentiality and/or contractual exclusivity of and to underlying data and technology to prevent unauthorized use by third parties.

As such, if SharpLink is unable to protect its proprietary offerings via relevant laws or contractual exclusivity, technology and features, competitors may copy them. Additionally, protecting intellectual property rights is costly and time-consuming. Any unauthorized use of SharpLink’s intellectual property or disclosure of its confidential information or trade secrets could make it more expensive to do business, thereby harming its operating results. Furthermore, if SharpLink is unable to protect its intellectual property rights or prevent unauthorized use or appropriation by third parties, the value of its brand and other intangible assets may be diminished, and competitors may be able to mimic its product offerings and services more effectively. Any of these events could seriously harm SharpLink’s business, financial condition, results of operations and prospects.

SharpLink currently does not hold any patents, which means its technology, products and services are susceptible to copying. The fact that the Company does not currently hold any patents also means third parties may claim patent rights over SharpLink’s technology, products and services and may bring infringement proceedings in respect of the same. Any pending and future trademark or patent applications may not be approved. In any of these cases, SharpLink may be required to expend significant time and expense to prevent infringement of or to enforce its rights, and the Company may fail to enforce its rights which may have a material adverse effect on its business. Notwithstanding SharpLink’s intellectual property rights, there can be no assurance that others will not offer products or services that are substantially similar to SharpLink’s and compete with its business.

SharpLink may face claims for intellectual property infringement, which could subject it to monetary damages or limit SharpLink in using some of its technologies or providing certain solutions.

Although SharpLink has generally adopted measures to avoid potential infringement of third-party intellectual property rights in the course of its operations, SharpLink may not be successful in ensuring all components of its solutions have proper authorization. Additionally, the legal position in all jurisdictions in relation to the ownership and permitted use of sports data and databases is subject to change. This area may receive additional focus in the U.S. after the overturning of federal restrictions on sports betting under PASPA, thus giving individual states the power to legalize sports betting.

SharpLink cannot be certain that its current uses of data from publicly available sources (including third-party websites) or otherwise, which are not known to infringe or misappropriate third-party intellectual property today, will not result in claims for infringement or misappropriation of third-party intellectual property in the future. Intellectual property infringement claims or claims of misappropriation against SharpLink could subject it to liability for damages and restrict it from providing solutions or require changes to certain solutions and technologies. Claims of infringement or misappropriation of a competitor’s or other third-party’s intellectual property rights, regardless of merit, could be time consuming and expensive to litigate or settle, divert the attention of management and materially disrupt the conduct of its business, and it may not prevail. Any such clams, which could include a claim for injunctive relief and damages, if successful, could have a material adverse effect on its business, prospects, financial condition and results of operations.

SharpLink relies on information technology and other systems and platforms, including its data center, Amazon Web Services and certain other third-party platforms. Failures, errors, defects or disruptions therein could diminish SharpLink’s brand and reputation, subject it to liability, disrupt its business, affect its ability to scale its technical infrastructure and have a material adverse effect on its operating results and growth prospects. SharpLink’s product offerings and other software applications and systems, and certain third-party platforms that SharpLink uses could contain undetected errors or errors that the Company fails to identify as material.

SharpLink’s technology infrastructure, including Amazon Web Services and certain other third-party platforms, is critical to the performance of its product and service offerings and its client satisfaction. Consequently, SharpLink may be subject to service disruptions as well as failures to provide adequate support for reasons that are outside of its direct control. The performance and availability of Amazon Web Services with the necessary speed, data capacity and security for providing reliable access and services can affect the delivery, availability, and performance of its services. Decisions by the owners and operators of the data centers where its cloud infrastructure, Amazon Web Services, is deployed to terminate its contracts, discontinue services to SharpLink, shut down operations or facilities, increase prices, change service levels, limit bandwidth or prioritize the traffic of other parties could also affect the delivery, availability and performance of its services.

SharpLink devotes significant resources to network and data security to protect its systems and data. However, its systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be harmful to its business. SharpLink cannot assure you that absolute security will be provided by the measures it takes to: prevent or hinder cyber-attacks and protect its systems, data and user information; to prevent outages, data or information loss and fraud; and to prevent or detect security breaches. Such measures include a disaster recovery strategy for server and equipment failure, back-office systems and the use of third parties for certain cybersecurity services. SharpLink may experience website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. To date, such disruptions have not had a material impact on SharpLink, individually or in the aggregate; however, future disruptions from unauthorized access to, fraudulent manipulation of, or tampering with its computer systems and technological infrastructure, or those of third parties, could result in a wide range of negative outcomes, each of which could have a material adverse effect on its business, financial condition, results of operations and prospects.

Additionally, SharpLink’s service and product offerings may contain errors, bugs, flaws or corrupted data that it has not detected, and these defects may become apparent only after their launch and could result in a vulnerability that could compromise the security of its systems. Additionally, SharpLink has detected certain errors, bugs and flaws in its product and service offerings, and have judged them to be immaterial. If SharpLink has misjudged the materiality of such errors, bugs and flaws, SharpLink’s business could be harmed. If a particular product offering is slower than SharpLink expects, clients may be unable to use its product and services offerings as desired and may be less likely to continue to use its product and services offerings, if at all. Furthermore, programming errors, defects and data corruption could disrupt its operations, adversely affect the experience of its clients and their customers, harm its reputation, cause its clients to stop utilizing its product and service offerings, divert its resources or delay market acceptance of its product and service offerings, any of which could result in legal liability to it or harm its business, financial condition, results of operations and prospects. Insufficient business continuity management could diminish its brand and reputation, subject it to liability, disrupt its business and adversely affect its operating results and growth prospects, and failure of planned availability and continuity solutions and disaster recovery when activated in response to an incident could result in system interruptions and degradation of service.

As SharpLink continues to grow and expand its business, SharpLink will need an increasing amount of technical infrastructure, including network capacity and computing power, to continue to satisfy its needs. Such infrastructure expansion may be complex, and unanticipated delays in completing these projects or availability of components may lead to increased project costs, operational inefficiencies, or interruptions in the delivery or degradation of the quality of SharpLink’s product and service offerings. In addition, there may be issues related to this infrastructure that are not identified during the testing phases of design and implementation, which may become evident only after SharpLink has started to fully use the underlying equipment or software, that could further degrade the user experience or increase its costs. As such, SharpLink could fail to continue to effectively scale and grow its technical infrastructure to accommodate increased demands. In addition, a lack of resources (e.g., hardware, software, personnel and service providers) could result in an inability to scale its services to meet business needs, system interruptions, degradation of service or operational mistakes. SharpLink’s business also may be subject to interruptions, delays or failures resulting from adverse weather conditions, other natural disasters, power loss, terrorism, cyber-attacks, public health emergencies (such as the COVID-19 pandemic) or other catastrophic events.

SharpLink believes that if its clients or their customers have a negative experience with respect to its product and service offerings, or if SharpLink’s brand or reputation is negatively affected, clients may be less inclined to continue or resume utilizing its product and service offerings or to recommend its product and service offerings to other potential clients. As such, a failure or significant interruption in its service could harm its reputation, its business, financial condition, results of operations and prospects.

Despite SharpLink’s security measures, its information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, disruption of its operations and the services it provides to clients, damage to its reputation, and a loss of confidence in its products and services, each of which could adversely affect its business, financial condition, results of operations and prospects.

The secure maintenance and transmission of information is a critical element of SharpLink’s operations. SharpLink’s information technology and other systems that maintain and transmit information, or the systems of third-party service providers and business partners, may be compromised by a malicious third-party penetration of its network security, or the network security of a third-party service provider or business partner, or impacted by intentional or unintentional actions or inactions by its employees, or the actions or inactions of a third-party service provider or business partner. As a result, SharpLink’s information may be lost, disclosed, accessed or taken without consent. SharpLink has experienced attempts to breach its systems and other similar incidents in the past. The data industry is a particularly popular target for malware attacks. SharpLink expects that it will continue to be subject to attempts to gain unauthorized access to or through its information systems or those it develops for its clients, including phishing attacks by computer programmers and hackers who may develop and deploy viruses, worms or other malicious software programs. To date these attacks have not had a material impact on SharpLink’s operations or financial results, but it cannot provide assurance that it will not have a material impact in the future, including by overloading its systems and network and preventing SharpLink’s product offering from being accessed by legitimate users through the use of ransomware or other malware.

SharpLink relies on encryption and authentication technology licensed from third parties in an effort to securely transmit confidential and sensitive information. Advances in computer capabilities, new technological discoveries or other developments may result in the whole or partial failure of this technology to protect transaction data or other confidential and sensitive information from being breached or compromised. In addition, websites are often attacked through compromised credentials, including those obtained through phishing and credential stuffing. SharpLink’s security measures, and those of its third-party service providers, may not detect or prevent all attempts to breach its systems, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in or transmitted by its websites, networks and systems; or that SharpLink or such third parties otherwise maintain, including certain confidential information, which may subject the Company to fines or higher transaction fees or limit or terminate its access to such confidential information. SharpLink and such third parties may not anticipate or prevent all types of attacks until after they have already been launched. Further, techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against SharpLink or its third-party service providers.

Furthermore, security breaches can also occur as a result of non-technical issues, including intentional or inadvertent breaches by SharpLink’s employees or by third parties. In addition, any party which is able to illicitly obtain a user’s password could access the user’s transaction data or personal information, resulting in the perception that SharpLink’s systems are insecure. These risks may increase over time as SharpLink increases the number of clients and the complexity and number of technical systems and applications SharpLink and its employees use. Breaches of its security measures or those of its third-party service providers or cybersecurity incidents may result in: unauthorized access to its sites, networks and systems; unauthorized access to and misappropriation of information, including personally identifiable information, or the other confidential or proprietary information of SharpLink or third parties; viruses, worms, spyware, ransomware or other malware being served from SharpLink’s sites, networks or systems; deletion or modification of content or the display of unauthorized content on SharpLink’s sites; interruption, disruption or malfunction of operations; costs relating to breach remediation, deployment of additional personnel and protection technologies, response to governmental investigations and media inquiries and coverage; engagement of third-party experts and consultants; or litigation, regulatory action and other potential liabilities. In addition, the sports betting and online gaming industries have experienced and may continue to experience social engineering, phishing, malware and similar attacks and threats of denial-of-service attacks. To date, SharpLink has not experienced a security breach material to its business; however, such breaches could in the future have a material adverse effect on its operations. If any of these breaches of security should occur and be material, SharpLink’s reputation and brand could be damaged, its business may suffer, it could be required to expend significant capital and other resources to alleviate problems caused by such breaches, and SharpLink could be exposed to a risk of loss, litigation or regulatory action and possible liability. SharpLink cannot guarantee that recovery protocols and backup systems will be sufficient to prevent data loss. Actual or anticipated attacks may cause SharpLink to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants.

Any compromise or breach of SharpLink’s security measures, or those of its third-party service providers, could violate applicable privacy, data protection, data security, network and information systems security and other laws and cause significant legal and financial exposure, adverse publicity and a loss of confidence in its security measures, which could have a material adverse effect on its business, financial condition, results of operations and prospects. SharpLink continues to devote significant resources to protect against security breaches or it may need to in the future to address problems caused by breaches, including notifying affected users and responding to any resulting litigation, which in turn, diverts resources from the growth and expansion of its business.

SharpLink uses third-party open source software components and failure to comply with the terms of the underlying open-source software licenses could restrict its ability to provide its product and service offerings.

SharpLink uses software components licensed to it by third-party authors under “open source” licenses, which SharpLink refers to as Open Source Software. Use and distribution of Open Source Software may entail greater risks than use of third-party commercial software, as licensors of Open Source Software generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the licensed code. In addition, the public availability of Open Source Software may make it easier for others to compromise SharpLink’s product and service offerings.

Some licenses for Open Source Software contain requirements that SharpLink makes available source code for modifications or derivative works that SharpLink creates, or grants other licenses to its intellectual property, if SharpLink uses such Open Source Software in certain ways. If SharpLink combines its proprietary software with Open Source Software in a certain manner, it could, under certain licenses for Open Source Software, be required to release the source code of its proprietary software to the public. This would allow SharpLink’s competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of its competitive advantages. Alternatively, to avoid the public release of the affected portions of SharpLink’s source code, it could be required to expend substantial time and resources to re-engineer some or all of its proprietary software.

Although SharpLink periodically reviews its use of Open Source Software to avoid subjecting its product and service offerings to conditions SharpLink does not intend, the terms of many licenses for Open Source Software have not been interpreted by U.S. or foreign courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on SharpLink’s ability to provide or distribute its product or service offerings. From time to time, there have been claims challenging the ownership of Open Source Software against companies that incorporate Open Source Software into their solutions. SharpLink could be subject to lawsuits by parties claiming ownership of what it believes to be Open Source Software. Moreover, SharpLink cannot assure you that its processes for controlling its use of Open Source Software in its product and service offerings will be effective. If SharpLink is held to have breached or failed to fully comply with all the terms and conditions of an Open Source Software license, SharpLink could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing its product and service offerings on terms that are not economically feasible, to find replacement software, to discontinue or delay the provision of its product and service offerings if replacement cannot be accomplished on a timely basis or to make generally available, in source code form, its proprietary software, any of which could have a material adverse effect on its business, financial condition, results of operations and prospects.

Risks Related to Ownership of our Ordinary Shares

We do not anticipate paying any cash dividend on our Ordinary Shares in the foreseeable future.

We have never declared or paid cash dividends on our share capital and do not anticipate doing so in the foreseeable future. We expect to retain all available funds and any future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of our Ordinary Shares will be our shareholders’ sole source of gain for the foreseeable future.

The Company is subject to Israeli income tax unless additional actions are taken.

The Company is incorporated in Israel and will continue to be incorporated in Israel, while all of its offices, management, most of its business partners and assets and all of its board members are generally located in the United States. So long as the parent entity is an Israeli company with no Israeli operations, the combined company will be subject to Israeli income tax and an acquisition of the combined company may result in adverse tax consequences for potential acquirers (other than potential Israeli acquirers), which may reduce the value of the shares of the Company.

SharpLink has begun the process of redomestication to become a U.S. company, which, if completed, would subject the Company to additional risks.

The Company has filed a Registration Statement on Form S-4 (the “S-4 Registration Statement”) to redomesticate from Israel to the US state of Delaware and intends to continue the process following the filing of this report. Risks related to the redomestication are described in more detail in the Registration Statement and include:

●	greater SEC reporting obligations, and a related increase in legal and accounting expenses, as a US domestic issuer;

●	anti-takeover provisions in the governing documents that will be operable following the redomestication that may allow us to prevent an acquisition of the Company that may be considered favorable by shareholders;

●	limitations on indemnification obligations of the Company’s directors and officers for actions taken in relation to the Company under our governing documents and Delaware law; and

●	the establishment of Delaware courts as exclusive forum for certain claims by shareholders involving the Company.

Moreover, we have made investments, and will continue to make investments, in the redomestication process, and we may be unable to complete the process of redomestication to Delaware.

The financial results of the Company and the value of shareholders’ investment may be impacted by the U.S. income tax imposed on the Company’s worldwide income.

As a result of the MTS Merger, the Company is expected to be treated as a U.S. domestic corporation and its worldwide income will therefore be taxable by the United States, which may adversely impact the financial results of the Company and the value of shareholders’ investment.

The value of our shareholders’ investment may be impacted if any of the Company’s non-U.S. subsidiaries are subject to U.S. controlled foreign corporation rules.

As a result of the MTS Merger and the Company’s treatment as a domestic corporation, all non-U.S. corporations in which the Company has direct or indirect interests exceeding 50%, by vote or by value, will be controlled foreign corporations, or CFCs, and subject to U.S. CFC rules, which generally provide that certain types of income of CFCs, though undistributed, must be included in the Company’s gross income in the year the income is earned by the CFC. If the CFC rules were to apply, this could impact the value of shareholders’ investment.

The Internal Revenue Service may not agree with the conclusion that, following the MTS Merger, the Company is not subject to certain adverse consequences for U.S. federal income tax purposes.

Based on the rules for determining share ownership under Section 7874 of the U.S. Internal Revenue Code of 1986, as amended, or the Code, and certain factual assumptions, after the MTS Merger, the Company believes SharpLink US’s former equity-holders own more than 80% of the combined company for purposes of applying Section 7874 of the Code. However, if the percentage ownership for purposes of applying Section 7874 of the Code were determined to be less than 80% but at least 60%, and certain other circumstances exist, Section 7874 of the Code would cause the Company to be treated as a “surrogate foreign corporation,” which could result in a number of adverse U.S. tax consequences. Moreover, in such case, Section 4985 of the Code and rules related thereto would impose an excise tax on the value of certain Company share compensation held directly or indirectly by certain “disqualified individuals” (including officers and directors of the Company) at a rate currently equal to 15%.

Due to the change in the management, ownership and asset structure and location of the Company as a result of the MTS Merger, it is expected that the Company will cease to be a “foreign private issuer,” which would subject the Company to increased regulatory requirements under the U.S. securities laws and would subject the Company’s affiliates to the beneficial ownership reporting, short-swing trading and other requirements of Section 16 of the Exchange Act.

The Company has historically qualified as a foreign private issuer, as defined under the Exchange Act. As a foreign private issuer, the Company was permitted by the SEC to file an annual report on Form 20-F and copies of certain home country materials on Form 6-K in lieu of filing annual, quarterly and current reports on Forms 10-K, 10-Q and 8-K; the Company was exempt from SEC proxy statement requirements and certain SEC tender offer requirements; the Company was permitted to sell securities outside the United States without resale restrictions under the Securities Act; U.S. holders of the Company’s restricted securities were permitted to resell such securities to persons outside the United States who receive such securities without resale restrictions under the U.S. Securities Act and the Company’s affiliates were exempt from Section 16 of the Exchange Act. However, due to the change in the management, ownership and asset structure and location as a result of the MTS Merger, the Company will cease to be a foreign private issuer and cease to be eligible for the foregoing exemptions and privileges effective January 1, 2023. We expect that any loss of our status as a foreign private issuer would have an adverse effect on the cost of our compliance with U.S. securities law requirements and on the ability of U.S. holders of our restricted securities to resell such securities outside the United States. In addition, the Company will become subject to the beneficial ownership reporting, short-swing trading and other requirements of Section 16 of the U.S. Securities Exchange Act.

If securities or industry analysts do not publish research or publish unfavorable research about our business, our share price and trading volume could be adversely affected.

The trading market for our securities will depend in part on the research and reports that securities or industry analysts publish about the Company. The Company may never obtain sufficient research coverage by securities and industry analysts. If no sufficient securities or industry analysts commence coverage of the Company, the trading price for the Company’s shares could be negatively impacted. If we obtain sufficient securities or industry analyst coverage and if one or more of the analysts who covers the Company downgrades our shares or publishes inaccurate or unfavorable research about our business, our share price would likely decline. If one or more of these analysts ceases coverage of the Company or fails to publish reports regularly, demand for our shares could decrease, which could cause our share price and trading volume to decline.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our share price.

Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC require an annual management assessment of the effectiveness of our internal control over financial reporting. SharpLink US was a private company with limited accounting personnel to adequately execute accounting processes and other supervisory resources with which to address internal control over financial reporting and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner. Furthermore, SharpLink US has never conducted a review of internal controls over financial reporting for the purpose of providing the reports required by the Sarbanes-Oxley Act and such processes are new to our current management team. During review and testing, we may identify deficiencies and be unable to remediate them on a timely basis.

If we fail to maintain the adequacy of our internal control over financial reporting as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC. If we cannot in the future favorably assess the effectiveness of our internal control over financial reporting, investor confidence in the reliability of our financial reports may be adversely affected, which could have a material adverse effect on our share price.

Sales of a substantial number of shares of the Company in the public market by our existing shareholders could cause our share price to decline.

Sales of a substantial number of shares of the Company in the public market, including shares that will be registered for resale under this registration statement, or the perception that sales might occur, could depress the market price of our securities and could impair our ability to raise capital through the sale of additional equity securities. We are not able to predict the effect that sales may have on the prevailing market price of our securities.

Risks Related to the MTS Business and Industry

MTS has a history of losses and may not be able to achieve or sustain profitability in the future.

MTS has incurred operating losses in each of the past seven years and may not regain profitability in the future. The Company will need additional funding to address operating expenses. If SharpLink is unable to provide necessary funding, MTS may be forced to reduce or eliminate certain of its operations.

MTS’s Telecom Expense Management (TEM) business has seen a decline in annual revenues and may not be able to reverse this trend in the future.

MTS derives a significant portion of its revenue from TEM call accounting solutions, whose revenues have declined in recent years. The operating expenses associated with our TEM business are mostly fixed expenses. If our TEM call accounting revenues continue to decline, our operating results will be adversely affected. Our semi-annual and annual results have fluctuated significantly in the past and are likely to continue fluctuating in the future.

MTS faces intense competition and its failure to compete successfully will make it difficult for us to add and retain customers and would impede the growth of the TEM business.

The TEM market is highly fragmented, competitive and rapidly evolving. MTS competes with large multi-national communications providers, technology services companies, large independent software vendors, other independent technology and outsourced service providers selling TEM solutions. The intensity of competition in the TEM market has resulted in pricing pressure as the market has developed. We expect the intensity of competition to increase in the future as existing competitors develop their capabilities and as new companies enter the market. Some of these competitors may offer telecommunications expense management as part of a broad outsourced offering for mobile communications services. Increased competition could result in additional pricing pressure, reduced sales, shorter term lengths for customer contracts, lower margins or the failure of our solution to achieve or maintain broad market acceptance. If MTS is unable to compete effectively, it will be difficult for it to maintain its pricing rates and add and retain customers, and its business, financial condition and results of operations will be harmed.

Some of our actual and potential competitors may enjoy competitive advantages over MTS, such as greater name recognition, longer operating histories, more varied services and larger marketing budgets, as well as greater financial, technical and other resources. As a result, MTS’s competitors may be able to respond more quickly than it can to new or changing opportunities, technologies, standards or customer requirements or devote greater resources to the promotion and sale of their products and services than we can.

If MTS fails to effectively manage and develop its strategic relationships with its channel partners, which include business telephone system manufacturers, vendors and distributors, or if those third parties choose not to market and sell its solutions, MTS’s operating results would suffer.

The successful implementation of MTS’s strategic goals is dependent in part on strategic relationships with its channel partners to offer its solutions to a larger customer base than it can reach through its current direct sales and marketing efforts.

MTS’s success depends in part on the ultimate success of its channel partners and their ability to market and sell MTS’s solutions. Some of these third parties have previously entered, and may in the future enter, into strategic relationships with MTS’s competitors. Further, many of MTS’s channel partners have multiple strategic relationships and they may not regard MTS as significant to their businesses. MTS’s channel partners may terminate their respective relationships with us, pursue other partnerships or relationships, or attempt to develop or acquire products or services that compete with our solutions. Our channel partners also may interfere with our ability to enter into other desirable strategic relationships. If MTS is unable to manage and develop its strategic relationships, we may have to devote substantially more resources to the distribution, sales and marketing of MTS’s solutions, which would increase our costs and decrease our earnings.

If MTS is unable to continue to access its customers’ communications billing and usage data from communications carriers, the value of its solutions could be impaired.

Some of the features of the solutions that MTS offers depend on its ability to obtain certain communications billing and usage data from its customers’ communications carriers. If one or more communications carriers were to prohibit their customers from providing MTS with this information, it could impair the functionality of MTS’s solutions, which would reduce their value. Such impairment could impact MTS’s ability to compete, increase its expenses and reduce its sales, any of which would have an adverse effect on our results of operations.

Because MTS collects and recognizes revenue over the terms of its customer agreements, the lack of customer renewals or new customer agreements may not be immediately reflected in its operating results.

MTS collects and recognizes revenue from its customers over the terms of their customer agreements with them. As a result, the aggregate effect of a decline in new or renewed customer agreements in any one quarter would not be fully recognized in MTS’s revenue for that quarter and would negatively affect its revenue in future quarters. Consequently, the aggregate effect of significant downturns in sales of its solutions would not be fully reflected in our results of operations until future periods.

MTS’s long-term success depends, in part, on its ability to expand the sales of its solution to customers located outside of the United States, and thus its business is susceptible to risks associated with international sales and operations.

MTS currently operates in Israel, the U.S., the Netherlands and Hong Kong. Operating in multiple international jurisdictions subject MTS to certain risks including continued geographic localization of its solutions; lack of familiarity with and unexpected changes in foreign regulatory requirements; longer accounts receivable payment cycles and difficulties in collecting accounts receivable; challenges in integrating our software with multiple country-specific billing or communications support systems for international customers; fluctuations in currency exchange rates; potentially adverse tax consequences, including the complexities of foreign value added or other tax systems and restrictions on the repatriation of earnings, if any; the burdens of complying with a wide variety of foreign laws and legal standards; increased financial accounting and reporting burdens and complexities; and political, social and economic instability abroad, terrorist attacks and security concerns in general.

Operating in international markets also requires significant management attention and financial resources. The investment and additional resources required to establish operations and manage growth in other countries may not produce desired levels of revenue or profitability.

The loss of key personnel or an inability to attract and retain additional personnel may impair MTS’s ability to grow its business.

MTS is highly dependent upon the continued service and performance of its management team and key technical and sales personnel. The replacement of these individuals likely would involve expenditure of significant time and financial resources, and their loss might significantly delay or prevent the achievement of MTS’s business objectives.

MTS also faces intense competition for qualified individuals from numerous technology, software and communications companies. Its ability to achieve significant revenue growth will depend, in large part, on its success in recruiting, training and retaining sufficient numbers of personnel to support its growth. New hires may require significant training and may take significant time before they achieve full productivity. If MTS’s recruiting, training and retention efforts are not successful or do not generate a corresponding increase in revenue, its business will be harmed.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including information set forth or incorporated by reference into this prospectus, contains statements that constitute forward-looking information statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, our plans, and objectives and expectations for future operations, and in statements containing words such as “believes,” “estimates,” “anticipates,” “intends,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should,” or “would” or other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees and involve risks and uncertainties that could cause actual results to materially differ from those expressed in, or implied by, these statements, including those described under “Risk Factors” and in our filings with the SEC that are incorporated herein by reference. We cannot guarantee any future results. Readers should not place undue reliance on forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this prospectus or elsewhere, except as required by law.

OUR COMPANY

Company Overview

The Company has four operating segments: Affiliate Marketing Services – United States, Sports Gaming Client Services, Enterprise Telecom Expense Management (“TEM”), and Affiliate Marketing Services – International. Each operating segment is also a reportable segment. The Affiliate Marketing Services – United States segment was named Affiliate Marketing Services until 2021. The Enterprise TEM and Affiliate Marketing Services – International segments were created in 2021 as a result of the MTS Merger and FourCubed Acquisition, respectively.

The Affiliate Marketing Services – United States segment collects information on potential U.S. domiciled sports bettors, connects them with contextual sports betting content, and converts them to paying sports betting customers in exchange for either a pre-negotiated share of a sportsbook operator’s revenue, or a fixed fee from such operator. In addition, the segment provides sports betting data (e.g., betting lines) to sports media publishers in exchange for a fixed fee. SharpLink was founded in 2019, and its corporate leadership team has more than 100 years of combined experience delivering innovative sports solutions to partners such as Turner Sports, Google, Facebook, the National Football League (NFL), the National Collegiate Athletic Association (NCAA) and the National Basketball Association (NBA), among many other iconic organizations, with executive experience at companies which include ESPN, NBC, Sportradar, AOL, Cantor Gaming, Betfair and others.

The Sports Gaming Client Services segment provides its clients with development, hosting, operations, maintenance and service of free-to-play games and contests. These relationships can be either software-as-service (“SaaS”) arrangements that are hosted by SharpLink and accessed through its clients’ websites or other electronic media; or software licenses that allow the client to take the software on premise. Our current Sports Gaming Client Services business was originally established in 2006 as Sports Technologies Inc., or STI, which was founded by our Chief Operating Officer. STI was acquired by Old SharpLink’s affiliate company, SportsHub, in 2016. In November 2020, SportsHub spun-off Old SharpLink and Old SharpLink subsequently acquired STI in an all-stock transaction. The Company has accounted for the operations of STI beginning January 1, 2019, due to the common control nature of the merger. SharpLink’s Client Services division is based in Collinsville, Connecticut.

The Enterprise TEM segment is a global provider of solutions for telecommunications expense management, enterprise mobility management, call usage and accounting software. The segment’s TEM solutions allow enterprises and organizations to make smarter choices with their telecommunications spending at each stage of the service lifecycle, including allocation of cost, proactive budget control, fraud detection, processing of payments and spending forecasting. Headquartered in Israel, the Enterprise TEM segment markets its solutions through wholly-owned subsidiaries in the U.S., the Netherlands and Hong Kong, as well as through distribution channels.

The Affiliate Marketing Services – International segment is an iGaming and affiliate marketing network, focused on delivering quality traffic and player acquisitions, retention and conversions to global iGaming operator partner worldwide. The Affiliate Marketing Services – International segment was formed as a result of the FourCubed Acquisition. For more than 16 years, FourCubed has provided its global iGaming operating partners with affiliate marketing services. The strategic acquisition of FourCubed brought SharpLink an industry respected operating team with experience in conversion through affiliate marketing services and in securing highly profitable, recurring net gaming revenue contracts with many of the world’s leading iGaming companies, including Party Poker, bwin, UNIBET, GG Poker, 888 poker, betfair and others. Originally established in 2005, FourCubed’s international iGaming affiliate network is currently comprised of over 12,000 sub-affiliates and has delivered over 1.8 million referred players since it was launched in 2008 at www.pas.net.

SharpLink’s Businesses

Affiliate Marketing Services – United States

The Affiliate Marketing Services – United States segment collects information on potential U.S. domiciled sports bettors, connects them with contextual sports betting content, and converts them to paying sports betting customers in exchange for either a pre-negotiated share of a sportsbook operator’s revenue, or a fixed fee from such operator. In addition, the segment provides sports betting data (e.g., betting lines) to sports media publishers in exchange for a fixed fee. Founded in 2019, SharpLink’s corporate leadership team has more than 100 years of combined experience delivering innovative sports solutions to partners such as Turner Sports, Google, Facebook, the National Football League (NFL), the National Collegiate Athletic Association (NCAA) and the National Basketball Association (NBA), among many other iconic organizations, with executive experience at companies such as ESPN, NBC, Sportradar, AOL, Cantor Gaming, Betfair and others.

Over the last three years, SharpLink has developed and launched its sports betting conversion solution, branded as “C4.” The Company is authorized to provide sports betting conversion solutions and affiliate marketing services in 13 U.S. jurisdictions, where online sports betting has been legalized. These jurisdictions include Colorado, Illinois, Iowa, Montana, New Hampshire, New Jersey, New York, Oregon, Pennsylvania, Tennessee, West Virginia, Wyoming and Washington, D.C. SharpLink is also in the later stages of the licensing process in four additional U.S. states, which include Arizona, Louisiana, Michigan and Virginia.

Our C4 technology was specifically created to analyze a broad base of information on sports fans, intelligently learn from this data and deliver the most advanced targeting solutions to the sports betting market. Our technologies and solutions eliminate the need for multiple Application Programming Interface, or API, integrations with individual sportsbooks and work with SharpLink’s clients’ existing sports data providers to make their sites fully-transactional betting online destinations. Our platform gains insight on the strongest markets from deep learning across the entire network in order to deliver the right message to the right person at the right time. As such, we provide technological solutions for our clients that can generate significant additional revenue streams while reducing the need for building internal development and integration teams.

For instance, we created a fully-contextualized experience within the Daily Fantasy Sports and High Stakes Fantasy Football games of our affiliate, SportsHub. The contextual bet placements allowed users to become acclimated to new betting opportunities without leaving their fantasy team environment. This resulted in exponentially higher conversion rates versus ads previously run, and a snowball momentum effect for response rates as the season progressed. With a deep product and service suite and the ability to develop custom solutions for our partners, we are actively pioneering our C4 sports betting conversion solution and onboarding services to enable next-generation connections between league content, media properties and sportsbooks. With these integrated solutions that connect, cultivate, and convert passionate sports fans to sports bettors, we seek to deliver entertainment, fun, and meaningful information alongside rich, resonating content to further connect sports fans with sports betting opportunities that specifically appeal to their unique betting preferences.

Additionally, we created and seamlessly integrated a C4-enabled custom live betting module on the homepage of NASCAR.com, geo-targeting NASCAR.com users with multiple betting opportunities for each weekly race within an intuitive platform. Through integration of the C4 sports betting conversion solution, NASCAR succeeded at providing its audience with a weekly, dynamic, real-time betting experience and gained revelatory insights abouts its fans. As a result, in August 2021, NASCAR expanded its relationship with SharpLink to provide for multiple new features and betting opportunities served to NASCAR fans through the end of the 2021 racing season. With the launch of NASCAR’s 2022 racing season, SharpLink was again contracted by NASCAR to engage SharpLink’s C4 sports betting conversion technology to drive deeper user engagement and conversion of NASCAR fans to sports bettors. For the first five weeks of the 2022 season, SharpLink reported that the integrated C4 solution resulted in a measurable improvement in the conversion of race fans to sports betting depositors with BetMGM. More specifically, SharpLink is featuring a BetMGM bet slip module on NASCAR.com’s home page that incorporates C4 bet recommendation algorithms in states where online sports betting has been legalized. Once a NASCAR fan clicks on the bet slip, a BetMGM promotional offer is provided to the potential bettor. When comparing fan engagement metrics for the first five weeks of the 2022 NASCAR racing season to the entire 2021 racing season averages, the results reflected that: i) the percentage of NASCAR fans who engaged with promotional offer was 9.2%; ii) the percentage of NASCAR fans who registered with BetMGM after landing increased 72%; iii) the percentage of NASCAR fans who deposited with BetMGM after landing was 152% higher; and iv) the percentage of NASCAR fans who became qualified depositors with BetMGM rose 225%.

Sports Gaming Client Services

SharpLink’s Sports Gaming Client Services division designs, develops, tests, hosts and manages games for a licensing fee. SharpLink also integrates sports betting markets for major league and media clients for a licensing fee.

SharpLink’s experience and expertise in both free-to-play fantasy games and sports betting make it easy for its clients to reach their users in multiple ways, from traditional fantasy games to full geo-targeted betting integrations.

SharpLink also holds long-standing free-to-play game development agreements with several of the biggest names in sports, including Turner Sports, NASCAR, NBA, NHL, NFL and PGA TOUR. SharpLink is also currently pursuing new business arrangements with some of the top professional sports leagues, teams and media companies in the United States.

SharpLink’s Sports Gaming Client Services division specializes in helping sports media companies and league operators develop strategies, products and innovative solutions to drive deep, sustainable customer engagement with highly interactive games and mobile applications.

Enterprise Telecom Expense Management (“TEM”)

Enterprise TEM is a provider of solutions for telecommunications expense management, call accounting and contact center software through the MTS business. Its TEM suite helps organizations reduce operational expenses, improve productivity and optimize networks and services associated with communications networks and information technology. More specifically, MTS’s TEM suite is a solution that assists organizations to reduce their telecom and cloud spending, manage their IT assets, bill internal and external customers and monitor the quality of service of their telecom and cloud networks. MTS’ call accounting and TEM solutions are offered either as a perpetual license or as a managed service.

MTS’s TEM suite enables IT managers and finance teams to monitor, control and save IT and communication expenses by utilizing the following features and functions:

●	Invoice Management – provides enterprises with a simplified and automated tool for monitoring, managing, verifying and routing invoices for payment or correction. Invoice items originate from various sources, which include the telecommunication service provider, the devices used such as calling cards, mobile lines, landlines and circuits, as well as services and equipment provided. MTS’ TEM solution provides an analysis of all invoice data against the agreement between the enterprise and the service provider, real device usage, online inventory, as well as additional equipment or services. This reduces overhead costs caused by invoice and contract discrepancies, disputes and errors.

●	UC&C Analytics (eXsight) - Collection of call data records, Instant messaging, app sharing, video, presence information directly from the UC&C provider, including rates and pricing of calls, serviceability, employee productivity and generation of insights.

Additional features and functions of MTS’ TEM suite include asset management, cable management, private calls management, quality of service, contact center analysis, provision engine, VOIP quality of service, proactive alerts, tenant resale, work order management, procurement management and cloud expense management.

The MTS business unit also provides services, including its proprietary Map-to-Win service, which is a strategic consulting approach for its TEM solution. Map-to-Win enables organizations to effectively align their business goals with their people, processes and technology investments to assure that their expense management initiatives will be successful. MTS’ proprietary Map-to-Win/ approach ensures that proven business processes are used to define both the customer’s and our responsibilities during setup and implementation. This enables our customers to maximize any process improvement opportunities and ensures that nothing is overlooked during this process.

In addition, MTS offers consulting services for its TEM solution, which are designed to assist companies to develop a strategic telecom plan that is right for their needs and to address their tactical requirements as they scale. MTS’s consulting services work closely with internal IT/telecom and finance teams to ensure a successful TEM solution from start to finish. MTS’s TEM consultants support every stage of the TEM lifecycle, using best-practices-based analysis and processes to help leverage the customers’ internal processes and technology. MTS’s consulting services include invoice and inventory audit and recovery; contract negotiation and strategic sourcing; discovery and road mapping services; process diagnosis and solution design; wireless optimization; and creation and implementation of IT governance, risk and compliance policies.

Affiliate Marketing Services – International

The Affiliate Marketing Services – International segment is an iGaming and affiliate marketing network, focused on delivering quality traffic and player acquisitions, retention and conversions to global iGaming operator partner worldwide. The Affiliate Marketing Services – International segment was formed as a result of the FourCubed Acquisition. For more than 16 years, FourCubed has provided its global iGaming operating partners with affiliate marketing services. The strategic acquisition of FourCubed brought SharpLink an industry respected operating team with experience in conversion through affiliate marketing services and in securing highly profitable, recurring net gaming revenue contracts with many of the world’s leading iGaming companies, including Party Poker, bwin, UNIBET, GG Poker, 888 poker, betfair and others. Originally established in 2005, FourCubed’s international iGaming affiliate network is currently comprised of over 12,000 sub-affiliates and has delivered over 1.8 million referred players since it was launched in 2008 at www.pas.net. FourCubed earns advertising commissions from online gambling sites for connecting individuals to the sites. FourCubed is compensated for delivery of users to online gambling sites through a cost per acquisition model (CPA) or revenue share model.

SharpLink’s Business Model and Growth Strategy

SharpLink’s management believes the Company is well positioned to help established sports brands connect with the sports betting ecosystem, maximizing user engagement, data insights and monetization. The following is a summary of SharpLink’s business model and growth strategy.

C4 Sports Betting Conversion Solution

SharpLink’s management believes that its proprietary C4 sports betting conversion solution is what differentiates the Company from others competing for share of the emerging U.S. sports betting market. C4 is an artificial intelligence-enabled behavioral modeling technology that connects users with real-time, personalized betting offers. C4 stands for “Collect, Connect, Convert and Capitalize.” This technology enables sports media publishers, leagues and teams to capitalize on opportunities to exponentially scale their sports betting revenue channels by collecting and analyzing behavioral insights on their online users. C4 replaces generic banner ads and buttons and has proven to produce significantly higher conversion rates of fantasy sports players and general sports fans to sports bettors at significantly lower costs.

SharpLink’s C4 solution allows it to make most websites fully transactional betting sites without having to build internal teams to engineer custom technical integrations that cost time and money. Once implemented, SharpLink’s C4 technology identifies the relevant sport, teams and players and then matches a user’s personal data to establish a relationship with a sportsbook before it serves a betting offer. Through its relationships with multiple sportsbook partners, SharpLink manages constantly changing betting markets and displays bets best matched to the content and the user.

As an example, if a sports fan is on a sports-related website and SharpLink learns as a result of their online patterns that they like football, they are a fan of the Kansas City Chiefs and their favorite player is Patrick Mahomes II, then SharpLink’s technology, in conjunction with the online bookmakers, can offer this sports fan a bet that Mahomes will throw a touchdown on the first drive of the second half in that afternoon’s game. This bet offer would have more relevance to this specific sports fan than if they were offered a bet on Joe Burrow of the Cincinnati Bengals scoring a touchdown on the first drive of his respective game. These customized, contextual offers are generated automatically and dynamically and are embedded within website content for frictionless activation, thereby removing the need for ongoing maintenance and parsing of each sportsbook in order to automate the delivery of real-time creative across multiple channels.

SharpLink’s management believes that this level of customized, user-relevant bets gives its technology a competitive advantage in the market and will allow SharpLink to convert more sports fans into sports bettors, thereby increasing revenue for both itself and its partners.

Sports Betting Data Services

As part of its C4 sports betting conversion technology, SharpLink works closely with a wide range of industry leading sportsbooks to ingest, normalize, and monitor their betting markets; and then provides an API to give partners near real-time access to the latest betting markets and their prices. Additionally, SharpLink manages the ongoing updates to these APIs and markets, removing the technical pain point of changing and evolving specifications in a fast-moving industry. Every market ingested from a sportsbook is presented with additional market metadata enabling partners to quickly cross-reference similar markets across different operators and removing the need for them to parse and map new and changing market names for each sportsbook. Every betting market is also cross-referenced to the relevant sporting entity, allowing SharpLink’s clients to access every market for Patrick Mahomes II, for example, in just one API call. SharpLink’s technologies remove the need for developers to parse and understand these sporting relationships across multiple sports, instead enabling them to leverage existing data sources, such as Sportradar, to automatically select the right markets.

SharpLink’s Sports Betting Data Services are currently being licensed by NASCAR and the PGA TOUR. Several other major league and media companies are in active discussions to license SharpLink’s betting data services and looking forward, SharpLink’s management expects this service offering could provide the basis for implementing full affiliate relationships when the market matures.

Free-To-Play Games Development

Through its Sports Gaming Client Services division, SharpLink specializes in enabling sports media companies to drive deep customer engagement with interactive games and mobile applications. SharpLink designs, develops, tests, hosts and manages these games and applications for a licensing fee. SharpLink has established relationships with Turner Sports, NASCAR, NBA, NHL, NFL and PGA TOUR; and is pursuing new business arrangements with some of the top professional sports leagues and media companies in the U.S. In 2021, SharpLink supported more than 2.5 million active users with 41 total projects launched across its partners web properties. SharpLink’s long-term strategy is to leverage these relationships to integrate and bundle its C4 sports betting conversion solution to maximize conversion of users from free-to-play to sports betting.

SharpLink’s Sales and Revenue

SharpLink derives revenue from several sources, including:

●	Software-as-a-Service (“SaaS”) Fees: SharpLink enters into fee-based contracts for the development, hosting, operations and maintenance of games and contests (Sports Gaming Client Services) and telecom expense management (Enterprise TEM). These contracts generally provide for a term of one year, with renewal terms thereafter as agreed to by the parties.

●	Revenue Share: On revenue share agreements, SharpLink receives a portion of the revenues that a partner sportsbook or affiliate iGaming operator generates as a result of a player playing on their site.

●	Cost Per Acquisition: On cost per acquisition, or CPA, agreements, SharpLink receives a one-time fee for each player who deposits money on the partner sportsbook and iGaming operator website. The fee is negotiated with each of SharpLink’s partner sportsbook and iGaming operators at the time of contracting.

●	Fixed Fees: SharpLink receives a fixed fee in exchange for providing sports betting data (e.g. betting lines) feeds to its client.

●	License: Enterprise TEM licenses the rights to use its software products directly to end users and indirectly through resellers and operating equipment managers, who are considered end users.

●	Maintenance and Managed Services: Enterprise TEM provides managed services, such as maintenance, support and training to customers.

Growth Opportunities

SharpLink intends to utilize multiple levers for growth with existing clients, as well as ongoing client and partner acquisition strategies, as follows:

●	Growth of U.S. Sports Betting Market. SharpLink’s growth prospects depend in large part on continuing legalization of sports betting across the United States. As of July 2022, 32 U.S. states and Washington, D.C. have legalized sports betting – 19 states and Washington, D.C. permit mobile sports betting with one or more sportsbooks. This legalization trend is expected to continue. SharpLink is authorized to operate in all 19 states and Washington, D.C. by gaming regulators.

●	Technology and Product Development. Continued development in the breadth of SharpLink’s technology and services means that it expects to expand the number of partners it works with, as well as the number of products it offers to existing and new clients. SharpLink believes this will enable the Company to further build long-term, sticky relationships with its partners.

●	Strategic Acquisitions. SharpLink intends to seek acquisition opportunities that it believes will provide long-term value to its shareholders. While a primary area of focus is expected to be on smaller, complementary technology companies that enhance and expand its product and technology offerings, SharpLink will seek to develop an active pipeline of larger, more transformational opportunities. At the end of 2021, SharpLink acquired certain assets of FourCubed, including FourCubed’s iGaming and affiliate marketing network focused on delivering quality traffic and player acquisitions, retention and conversions to iGaming operator partners worldwide. SharpLink does not have any agreements for any additional acquisitions at the current time, and there is no guarantee that it will ultimately close any new acquisitions in the future.

●	New Markets. As other nascent industries such as iGaming grow, SharpLink will have the opportunity to leverage its technology and existing distribution to expand its offerings into new verticals. For instance, in addition to the valuable affiliate marketing assets and talent that the recent acquisition of FourCubed has brought the Company, management believes that FourCubed has reached a key inflection point in its own proprietary business evolution and is poised for dynamic growth of its online poker and casino gaming operations through expansion in the U.S. iGaming markets.

Intellectual Property and Technology

Intellectual Property

Intellectual property rights are important to the success of SharpLink’s business. SharpLink relies on a combination of database, trademark, trade secret, confidentiality and other intellectual property protection laws in the United States and other jurisdictions, as well as license agreements, confidentiality procedures, non-disclosure agreements with third parties and other contractual protections, to protect its intellectual property rights, including its database, proprietary technology, software, know-how and brand. In the United States, SharpLink has filed trademark applications, currently hold several trademarks and domain names and, in the future, it may acquire patents, additional trademarks and domain names. SharpLink has also entered into license agreements, data rights agreements and other arrangements with sports organizations for rights to collect and supply their sports data. These agreements typically have terms of several years and are subject to renewal or extension. As of June 2022, SharpLink owns one registered trademark in the United States and 18 domain-name registrations.

It has not always been, and in the future may not be, possible or commercially desirable to obtain registered protection for SharpLink’s products, software, databases or other technology. In such situations, SharpLink relies on laws governing protection of unregistered intellectual property rights, confidentiality and/or contractual exclusivity of and to underlying data and technology to prevent unauthorized use by third parties. SharpLink uses Open Source Software in its services and periodically reviews its use of Open Source Software to attempt to avoid subjecting its services and product offerings to conditions SharpLink does not intend to impose on them.

SharpLink controls access to and use of its data, database, proprietary technology and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors, clients and partners. SharpLink requires its employees, consultants and other third parties to enter into confidentiality and proprietary rights agreements, and it controls and monitors access to its data, database, software, documentation, proprietary technology and other confidential information. SharpLink’s policy is to require all of its employees and independent contractors to sign agreements assigning to it any inventions, trade secrets, works of authorship, developments, processes and other intellectual property generated by them on its behalf and under which they agree to protect its confidential information. In addition, SharpLink generally enters into confidentiality agreements with its clients and partners.

C4 Sports Betting Conversion Technology

SharpLink gathers a wide range of sporting data from official data providers and sportsbooks via their official API channels. Once gathered, SharpLink reshapes those data feeds into a standardized SharpLink format and supplements the feed with additional metadata enabling its clients to understand the context of any given bet, without needing to understand the naming conventions used by each sportsbook. This standardization is, for the most part, done automatically within SharpLink’s systems, but is additionally supplemented and error checked by an operations team to ensure high integrity and availability of metadata.

Using Natural Language Processing, SharpLink is then able to extract relevant sporting entities (such as players and teams) from each sportsbook market – linking each market to a canonical reference entity and allowing its clients to seamlessly integrate sports betting content into their existing systems.

SharpLink’s cloud-based, horizontally scaling delivery systems then distribute this content through GraphQL and JavaScript layers, offering both visual components that are embedded directly within its clients’ websites, and a low latency data feed for clients to ingest directly.

SharpLink’s JavaScript components offer a wide range of market presentations, targeting the most effective sports props to the user. This recommendation system leverages its tracking database, coupled with machine learning/artificial intelligence (“MI/AI”) methods to make timely, highly effective recommendations across its network based on modelled user preferences. Each module can be styled to suit the particular branding requirements of the client, with new content iterations being routinely upgraded and released across SharpLink’s network of clients.

Sports Gaming Client Technology

The Client Services teams are focused on building compelling free-to-play fantasy sports games for major sports leagues and media partners. SharpLink believes these games will play an important role in the conversion funnel to creating sports bettors as the U.S. sports betting industry continues to mature.

The Client Services team has a large collection of game engines including brackets, prop-style questions, salary cap and many more. SharpLink uses the right mix of technologies for each application, building on its previous work and enabling new functionality. SharpLink is continuing to explore new technologies throughout its entire stack, whether it is new JavaScript framework or a new database engine to enable a unique new feature. SharpLink’s applications are fully cloud-native, containerized and optimized to scale to support events with national audiences comprising millions of fans.

FourCubed Technology

FourCubed, an iGaming Internet marketing business in the Affiliate Marketing Services – International segment, provides marketing solutions to drive traffic to online gaming operations. It offers display advertisement, including standard banner advertising, takeover background, footer pop up, and peel down ads; and integrated content, email marketing, radio sponsorship, promotions, player acquisition models, and retention services. Its properties include PAS.net, an online poker affiliate network that serves affiliate marketers and their referred players; PokerAffiliateListings.com that represents community and resource for poker affiliates; Your Poker Cash (YPC) for free bankrolls; and other traffic sites.

U.S. Sports Betting Industry and SharpLink Opportunity

U.S. Sports Betting Industry

Prior to May 2018 in the United States, the Professional and Amateur Sports Protection Act of 1992, or PASPA, restricted the ability of individual states to legalize sports betting. However, in May 2018, the U.S. Supreme Court ruled that PASPA violated the United States Constitution. As a result of the Supreme Court’s decision, the federal restrictions on sports betting under PASPA were no longer enforceable, giving individual states the power to legalize sports betting. Since PASPA was overturned, 32 states and Washington, D.C. are now offering or preparing to offer legalized sports betting this year – of those, 19 states permit online sports betting with one or more sportsbooks; and four additional states have approved legislation but are awaiting further action by regulators before online betting can commence.

As legalization continues to spread across the country, more Americans are betting more money than ever before. According to the American Gaming Association’s (AGA) Commercial Gaming Revenue Tracker, the total U.S. sports betting handle reached $48.34 billion from January 2021 through the end of November, almost doubling the amount waged during the same time in 2020. The AGA further forecasts that 75% of the U.S. population will have some form of regulated sports betting available to it by 2023. This rapid expansion of legalized sports betting is projected to result in a shift of over $150 billion in bets moving from offshore to the U.S. in the coming years.

The results of an online June 2021 U.S. survey conducted by Statista, a leading provider of market and consumer data, revealed that 72% of survey respondents defined themselves as sports fans. Moreover, the Fantasy Sports Trade Association (FSTA) reported that in 2018 there were 59.3 million fantasy sports players in the U.S. and Canada. FSTA also published research statistics reflecting that 78% of fantasy sports players bet on sports in 2018 and 75% of sports bettors played fantasy sports that same year.

Morgan Stanley estimates that the online sports betting market will generate over $9.2 billion in annual net gaming revenue, or NGR, in the U.S. alone by 2025. SharpLink estimates that 30% of NGR will be paid out by sportsbook operators for affiliate marketing services, representing a $2.76 billion affiliate market opportunity. According to internal research, an estimated $20 billion has already been invested in acquisitions and partnerships by gaming operators, sports leagues and media companies as the industry rapidly expands and prepares for betting growth in the U.S.

Competition

A number of businesses exist in the markets in which SharpLink operates – namely the B2B provision of sports data-driven technology and related services to sports and betting companies. These businesses generally fall into three categories: small companies with some similar products but with minimal distribution; companies that acknowledge official rights but lack meaningful scale; and genuine competitors that offer similar products and services to the same target clients. SharpLink considers its most direct and relevant competitors to be Catena Media, Bettor Collective, Genius Sports, Sportradar, and MetaBet.

In its sports gaming betting services business, SharpLink and one or more of its competitors will often simultaneously serve the same clients. SharpLink’s competitors have their own portfolio of technology products and services, and sportsbooks rarely agree to have exclusive agreements with just one provider as this prevents them from offering a broad range of solutions, placing them at a competitive disadvantage. These dynamics result in a highly competitive industry.

SharpLink believes that the principal differentiating factors in the sports data industry include the breadth and depth of sports data rights, reliability of key services, relationships with sportsbooks and leagues, ease of integration and scalability. SharpLink’s products, services, experience, industry relationships and corporate culture allow it to compete effectively across all these factors. By delivering what SharpLink believes is an unprecedented level of user engagement and stickiness for its valued clients made possible by its proprietary C4 technology platform, SharpLink helps its clients to reduce their customer acquisition costs and achieve significantly higher customer lifetime values.

Government Regulations

SharpLink operates in various jurisdictions and its business is subject to extensive regulation under the laws, rules and regulations of the jurisdictions in which it operates. Violations of laws or regulations in one jurisdiction could result in disciplinary action in that and other jurisdictions.

SharpLink has a progressive licensing strategy. The Company is authorized to provide sports betting conversion solutions and affiliate marketing services in 13 U.S. jurisdictions, where online sports betting has been legalized. These jurisdictions include Colorado, Illinois, Iowa, Montana, New Hampshire, New Jersey, New York, Oregon, Pennsylvania, Tennessee, West Virginia, Wyoming and Washington, D.C. SharpLink is also in the later stages of the licensing process in four additional U.S. states, which include Arizona, Louisiana, Michigan and Virginia. SharpLink plans to obtain necessary licensure in all states that have legalized sports betting and actively monitors legislation across all U.S. states in order to move quickly into new jurisdictions.

Among others, applicable laws include those regulating privacy, data/cyber security, data collection and use, cross-border data transfers, advertising regulations and/or sports betting and online gaming laws and regulations. These laws impact, among other things, data collection, usage, storage, security and breach, dissemination (including transfer to third parties and cross-border), retention and destruction. Certain of these laws provide for civil and criminal penalties for violations.

The data privacy and collection laws and regulations that affect SharpLink’s business include, but are not limited to:

●	U.S. federal, state, international and local data protections laws such as the Federal Trade Commission Act and similar state laws;

●	international and state data breach laws and state privacy laws, such as the California Consumer Privacy Act, the California Consumer Privacy Rights Act, European Union’s General Data Protection Regulation and the Stop Hacks and Improve Electronic Data Security Act of New York; and

●	other data protection, data localization and state laws impacting data privacy and collection.

Other regulations that affect SharpLink’s business include:

●	U.S. state and international laws regulating sports betting and online gaming and related licensing requirements;

●	laws regulating the advertising and marketing of sports betting, including but not limited to the U.S. Federal Trade Commission Act;

●	laws and regulations relating to antitrust, competition, anti-money laundering, economic and trade sanctions, intellectual property, consumer protection, accessibility claims, securities, tax, labor and employment, commercial disputes, services and other matters; and

●	other international, domestic federal and state laws impacting marketing and advertising, including but not limited to laws such as the Americans with Disabilities Act, the Telephone Consumer Protection Act of 1991, state telemarketing laws and regulations, and state unfair or deceptive practices acts.

These laws and regulations are complex, change frequently and have tended to become more stringent over time. The laws and regulations applicable to some parts of SharpLink’s business are still developing in certain jurisdictions, and there can be no assurance that its activities will not become the subject of any regulatory or law enforcement, investigation, proceeding or other governmental action or that any such proceeding or action, as the case may be, would not have a material adverse impact on SharpLink or its business, financial condition or results of operations. SharpLink incurs significant expenses in its attempt to ensure compliance with these laws. Currently, public concern is high with regard to the operation of companies in the data collection industry, as well as the collection, use, accuracy, correction and sharing of personal information. In particular, some consumer advocates, privacy advocates, legislatures and government regulators believe that existing laws and regulations do not adequately protect privacy and have become increasingly concerned with the use of these types of personal information. In the United States and foreign locations, U.S. Congress, state legislatures and foreign governments may propose and enact additional data privacy requirements. Additional laws could result in significant limitations on or changes to the ways in which SharpLink can collect, use, host, store or transmit the personal information and data of its customers or employees, and deliver products and services, or may significantly increase its compliance costs. As its business expands to include new uses or collection of data that is subject to privacy or security regulations, SharpLink’s compliance requirements and costs will increase and it may be subject to increased regulatory scrutiny. Additional legislative or regulatory efforts in the United States and other countries could further regulate its businesses.

Employees and Contractors

As of June 30, 2022, we employed a total of 50 full-time employees. We outsource certain employment benefit and other employee-related administrative functions to a third party service provider, which serves as a co-employer of our employees for these purposes. None of our employees are currently represented by a labor union or covered by a collective bargaining agreement, and our management believes that our relations with our employees are good.

Properties

We occupy approximately 725 square feet of office space in Minneapolis, Minnesota, which also serves as our operational headquarters. Our rights to this facility are provided by SportsHub, our majority shareholder which holds the lease for this facility. We reimburse SportsHub for various services and other benefits that it provides us in exchange for a monthly fee of $1,435.

We also hold a lease for 2,200 square feet of office space located in Collinsville, Connecticut pursuant to a lease agreement with an initial term that expires in December 2023, subject to a three-year right of SharpLink US to extend. The lease provides for annual lease payments of $38,400. This facility is indirectly owned by Chris Nicholas, our Chief Operating Officer and member of our Board of Directors. See “Related Party Transactions,” below.

We believe our current facilities will be adequate to meet our needs. We do not own any real property for use in our operation or otherwise.

Legal Proceedings

We are not party to any currently pending legal proceedings, and our management team is not aware of any governmental authority contemplating any proceeding to which we would be a party or to which our properties would be subject.

Related Party Transactions

Shared Services with SportsHub

SharpLink and SportsHub, which holds approximately 40% of the voting power of SharpLink, are party to a Shared Services Agreement dated May 28, 2021. Under the terms of the Shared Services Agreement, SportsHub provides SharpLink. with office space for certain company employees, accounting and other administrative services from SportsHub personnel, webhosting services and IT subscriptions, business insurance coverage, cell phone and ISP access, and additional services the parties may agree upon from time to time. SharpLink reimburses SportsHub for SharpLink’s allocated share of the cost of such services. Generally, services are allocated based on passthrough of the cost of SharpLink’s direct usage (such as cellphone plan coverage and webhosting services) or allocated based on share of headcount (such as the office lease and ISP).

The cost of shared personnel is allocated based on the parties’ estimate of time performing services for each entity. Shared personnel costs include salary, benefits, and related tax withholdings, which are allocated pro rata based on SharpLink’s and SportsHub’s estimate of the percentage of the working time a shared employee provides services to each company. Under the Shared Services Agreement, employees of SharpLink may also provide services to SportsHub. To the extent that SharpLink employees provide services to SportsHub, the cost of those services is offset against amounts otherwise owed under the Shared Services Agreement. Mr. Phythian, the Chief Executive Officer of SharpLink, and Mr. Nicholas, Chief Operating Officer of SharpLink, were also both employees of SportsHub until June 1, 2021.

SharpLink does not pay a markup or share of overhead expenses to SportsHub for the shared services. The Shared Services Agreement has a one-year term and automatically renews for successive one-year periods unless terminated by either party. SharpLink may terminate the Shared Services Agreement or any individual services received thereunder upon 30 days’ notice to SportsHub, and SportsHub may terminate the Shared Services Agreement or any service thereunder upon 90 days’ notice to SharpLink.

The Shared Services Agreement formally documented the shared service arrangement that was previously in place between SportsHub and SharpLink. Prior to the entry into the Shared Services Agreement, SharpLink reimbursed SportsHub for services in the amounts of approximately $0.6 million and approximately $2.2 million in 2021 and 2020, respectively. Included in those amounts is an amount of approximately $1.5 million for 2020 related to SharpLink’s Sports Gaming Client Services operating segment, which was acquired by SharpLink from SportsHub in November 2020, which was accounted for as a common control merger, with expenditures by SportsHub on the Sports Gaming Client Services business treated, until the date of acquisition by SharpLink, as reimbursements for accounting purposes. Beginning in late 2020, SharpLink implemented steps to separate its operations from SportsHub, including transferring the payroll of the Sports Gaming Client Services segment and SharpLink’s Chief Executive Officer and Chief Operating Officer to SharpLink. Further, effective as of June 1, 2021, SharpLink’s Chief Executive Officer and Chief Operating Officer resigned from their positions as officers of SportsHub. As a result, SharpLink now receives significantly fewer services from SportsHub than in previous periods. SharpLink reimbursed SportsHub approximately $255,000 for the six months ended June 30, 2022. Pursuant to the terms of the Shared Services Agreement, for as long as SharpLink’s employees provide services to SportsHub, the cost of such services provided to SportsHub will be offset against amounts reimbursable by SharpLink to SportsHub.

SportsHub Affiliate Marketing Partner Agreement

SharpLink and SportsHub are party to an Affiliate Marketing Partner Agreement, or Partner Agreement, dated September 1, 2020. Under the Partner Agreement, SportsHub integrates SharpLink’s sportsbook marketing product suite into websites operated by SportsHub, and SharpLink pays SportsHub a portion of the fees SharpLink receives for sportsbook client referrals through the marketing products. The Partner Agreement has a five-year term and its general terms are the same as those of equivalent agreements with other unaffiliated third party marketing partners of SharpLink. There have been no payments earned under this agreement since its inception.

Connecticut Facility Lease

SharpLink leases office space in Collinsville, Connecticut from CJEM, LLC, an entity owned by Chris Nicholas, SharpLink’s Chief Operating Officer and member of its Board of Directors, pursuant to a lease dated December 16, 2020. SharpLink paid approximately $38,000 in each of 2021, 2020 and 2019 under such lease. The current term of the lease expires on December 31, 2023, and SharpLink has the right to extend the Lease under the same terms for an additional three-year term through December 31, 2026.

Alpha Capital Investment

In November 2021, Alpha Capital acquired 1,413,075 Ordinary Shares, par value NIS 0.06 per share, at an offering price of $3.75 per share, and Prefunded Warrants to purchase 1,253,592 Ordinary Shares at an exercise price of $0.01 per Ordinary Share for a purchase price of $3.75 per Prefunded Warrant. The total gross proceeds to the Company were $9,987,465. In addition, concurrently with the purchase of Ordinary Shares and Prefunded Warrants, Alpha received Regular Warrants to purchase 2,666,667 Ordinary Shares at an exercise price of $4.50 per Ordinary Share.

Additional Information

The information provided in this prospectus, including this section titled “Our Company,” is intended to supplement the information found in our Annual Report on Form 20-F for the year ended December 31, 2021, filed with the SEC on May 16, 2022, which is incorporated by reference herein.

PRINCIPAL SHAREHOLDERS

The following tables and the related notes present information on the beneficial ownership of Ordinary Shares of the Company by:

●	each shareholder known by us that beneficially owns more than 5% of our outstanding Ordinary Shares (on an as-converted basis, with and without giving effect to the Beneficial Ownership Limitation);

●	each of our directors;

●	each of our executive officers; and

●	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Our issued and outstanding share capital is as follows:

●	22,361,881 Ordinary Shares;

●	58,028 Preferred A-1 Shares, each of which is convertible into one Ordinary Shares (subject to the Beneficial Ownership Limitation); and

●	124,810 Preferred B Shares, each of which is convertible into one Ordinary Shares (subject to the Beneficial Ownership Limitation).

All of our outstanding preferred shares are held by Alpha Capital. Our Preferred A-1 Shares and Preferred B Shares may not be converted into Ordinary Shares to the extent that, after giving effect to such conversion, Alpha Capital (together with its affiliates and any persons acting as a group together with such holder) would beneficially own in excess of the beneficial ownership cap, which is initially set at 9.99%, of the number of the Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares issuable upon conversion of the Preferred A-1 Shares and/or Preferred B Shares held by Alpha Capital (the “Beneficial Ownership Limitation”).

Ordinary Shares that may be acquired by an individual or group within 60 days of the date of this prospectus pursuant to the exercise of options or warrants or the conversion of a security, are deemed outstanding for the purposes of computing the percentage of Ordinary Shares beneficially owned by such shareholder, but are not deemed outstanding for purposes of computing the percentage of Ordinary Shares beneficially owned by any other individual or group shown in the tables.

In addition, as noted the following table provides information as of July 19, 2022, and therefore does not include information concerning potential additional issuances to Alpha Capital as the holder of the Preferred B Shares under the dividend provision included in our Articles of Association (“Articles”).

Name	Number of Ordinary Shares Beneficially Owned		Percentage of Outstanding Ordinary Shares(1)
Principal Shareholders
SportsHub Games Network, Inc.(2)	8,893,803		38.3%
Alpha Capital Anstalt(3)	2,301,487	(3)	9.9%
Executive Officers
Rob Phythian	146,870	(4)	*
Chris Nicholas	146,870	(5)	*
Brian Bennett	—		—
Non-Employee Directors
Paul Abdo	130,704	(6)	*
Joe Housman	134,380	(7)
Tom Doering	—		*
Scott Pollei	—		*
Adrienne Anderson	—		*
All directors and executive officers as a group (8 persons)	558,824	(8)	2.4%

* Indicates less than 1%.

(1)	Percentages are calculated based on 22,361,881 Ordinary Shares currently issued and outstanding less 900 Ordinary Shares held as treasury shares, plus 886,359 Ordinary Shares issuable to Alpha Capital upon conversion of Pre-Funded Warrants or Preferred Shares giving effect to the Beneficial Ownership Limitation.
(2)	Christian Peterson, the Chief Executive Officers of SportsHub Games Network, Inc., has sole voting and dispositive power over the securities held for the account of this shareholder.
(3)	Beneficial ownership reflects the maximum number of Ordinary Shares that may be acquired by Alpha Capital pursuant to the Beneficial Ownership Limitation. Pursuant to the Company’s records, Alpha owns up to 2,301,487 Ordinary Shares, 58,028 Preferred A-1 Shares, 124,810 Preferred B Shares, Prefunded Warrants to purchase 367,233 Ordinary Shares at an exercise price of $0.01 per share, and Regular Warrants to purchase 2,666,667 Ordinary Shares at an exercise price of $4.50 per share. Konrad Ackermann and Nicola Feuerstein share voting and dispositive power over the securities held for the account of this selling stockholder.
(4)	Consists of 66,759 Ordinary Shares and 80,111 Ordinary Shares issuable upon exercise of stock options that will be exercisable within 60 days of July 19, 2022.
(5)	Consists of 66,759 Ordinary Shares and 80,111 Ordinary Shares issuable upon exercise of stock options that will be exercisable within 60 days of July 19, 2022.
(6)	Consists of 76,435 Ordinary Shares and 54,269 Ordinary Shares issuable upon exercise of stock options that will be exercisable within 60 days of July 19, 2022.
(7)	Consists of 80,111 Ordinary Shares and 54,269 Ordinary Shares issuable upon exercise of stock options that will be exercisable within 60 days of July 19, 2022.
(8)	Consists of 290,064 outstanding Ordinary Shares and 268,760 Ordinary Shares issuable upon exercise of stock options that will be exercisable within 60 days of July 19, 2022.

USE OF PROCEEDS

We will receive none of the proceeds from the sale of the Ordinary Shares by the selling shareholders.

SELLING SHAREHOLDERS

This prospectus covers the resale by the selling shareholders identified below of 3,272,781 of our Ordinary Shares, as follows:

●	606,114 Ordinary Shares that were issued to 6t4 Company as part of the consideration of the FourCubed Acquisition; and

●	Up to 2,666,667 Ordinary Shares issuable upon exercise of 2,666,667 Regular Warrants.

The following table sets forth the number of our Ordinary Shares beneficially owned by the selling shareholders as of July 19, 2022:

	Ordinary Shares beneficially owned before offering(1)		Number of outstanding Ordinary Shares offered by selling shareholder	Number of Ordinary Shares offered by selling shareholder upon conversion of Regular Warrants	Beneficial ownership after offering(2)
					Number of Ordinary Shares		Percent(1)
Selling Shareholder(3)
Alpha Capital Anstalt Lettstrasse 32; 9490 Vaduz, Lichtenstein	5,518,225	(4)	0	2,666,667	2,851,558	(4)	9.9%
6t4 Company(5)	606,114		606,114	0	0		*

TOTALS	6,124,339		606,114	2,666,667	1,965,199		9.9%

* Indicates less than 1%.

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, and includes any shares as to which the security or shareholder has sole or shared voting power or investment power, and also any shares which the security or shareholder has the right to acquire within 60 days of July 19, 2022, whether through the exercise or conversion of any preferred stock, stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the security or shareholder that he, she or it is a direct or indirect beneficial owner of those shares. Percentage of shares beneficially owned after the resale of all the shares offered by this prospectus assumes there are 22,361,881 outstanding Ordinary Shares prior to the issuance of any Ordinary Shares upon the conversion of Preferred Shares or the exercise of Warrants. All securities held by Alpha Capital that are convertible or exercisable into our Ordinary Shares are subject to the Beneficial Ownership Limitation, which limits Alpha Capital from converting or exercising such securities to acquire more than 9.99% of our issued and outstanding Ordinary Shares.

(2)	Assumes the sale of all registered shares in the offering.

(3)	Unless otherwise indicated, the address for each selling shareholder is c/o SharpLink Gaming, Ltd., 333 Washington Avenue North, Suite 104; Minneapolis, MN 55401.

(4)	Beneficial ownership calculations are based on information provided by Alpha Capital Anstalt. Beneficial ownership includes 1,415,128 Ordinary Shares, 1,253,592 Ordinary Shares that may be acquired upon warrants exercisable for $0.01 per share, 124,810 Ordinary Shares issuable upon conversion of Preferred B Shares, and 58,028 Ordinary Shares issuable upon conversion of Preferred A-1 Shares in addition to the 2,666,667 shares issuable upon exercise of warrants exercisable at $4.50 per share being registered and offered pursuant to this prospectus. All securities held by Alpha Capital that are convertible or exercisable into our Ordinary Shares are subject to the Beneficial Ownership Limitation, which limits Alpha Capital from converting or exercising such securities to acquire more than 9.99% of our issued and outstanding Ordinary Shares. Konrad Ackermann and Nicola Feuerstein share voting and dispositive power over the securities held for the account of this selling stockholder.

(5)	Chris Carlson has sole voting and dispositive power over the securities held for the account of this selling stockholder.

Agreements with Selling Shareholders

2020 Old SharpLink -Alpha Capital Securities Purchase Agreement

On December 23, 2020, Old SharpLink US entered into a Securities Purchase Agreement with Alpha Capital, which the parties amended on June 15, 2021 and July 26, 2021. We refer to this securities purchase agreement, as amended, as the 2020 Purchase Agreement. Pursuant to an initial closing under the 2020 Purchase Agreement held on December 23, 2020, Old SharpLink issued and sold to Alpha Capital shares of its Series A Preferred Stock for an aggregate gross purchase price of $2 million. The 2020 Purchase Agreement also provided that Alpha Capital would purchase from SharpLink US, and SharpLink US would sell to Alpha Capital, shares of Old SharpLink’s Series B Preferred Stock for an aggregate purchase price of $6 million. The closing of the sale of the Old SharpLink’s Series B Preferred Stock occurred immediately prior to the MTS Merger. The outstanding shares of Old SharpLink Series A Preferred Stock (including shares issued in satisfaction of dividends payable thereon) and Series B Preferred Stock sold to Alpha Capital pursuant to the 2020 Purchase Agreement were exchanged in the MTS Merger for shares of the Company’s Preferred A-1 Shares and Preferred B Shares.

In addition to the Old SharpLink preferred stock sold to Alpha Capital pursuant to the 2020 Purchase Agreement, Old SharpLink also agreed to issue to Alpha Capital as a commitment fee for its obligation to purchase the Series B Preferred Stock. The commitment fee included a number of additional shares of Old SharpLink (or its successor, which includes the Company) representing to 3% of the fully-diluted shares of the Company following the MTS Merger. In satisfaction of such commitment shares, Old SharpLink issued Alpha Capital an additional number of its Series A-1 Preferred Stock immediately prior to Closing of the MTS Merger, which were exchanged for 700,990 Preferred A-1 Shares of the Company in the MTS Merger.

The 2020 Purchase Agreement also provides that until such time as Alpha Capital has invested an additional $20 million in SharpLink US, including, subject to certain conditions, the Company following the effective time of the MTS Merger, or until July 26, 2022 (one year following the effective time of the MTS Merger), Alpha Capital will have a right to participate in future financings conducted by the Company by purchasing up to 55% of the securities offered for sale in any such financing transactions. For as long as Alpha Capital continues to hold Preferred A-1 Shares or Preferred B Shares, the Company is also, subject to customary exceptions and is prohibited from issuing any “variable rate transactions,” which for purposes of the 2020 Purchase Agreement, means a transaction in which the Company issues debt or equity securities that are convertible into Ordinary Shares at a conversion price that is based on or varies with the current trading price of the Ordinary Shares.

2021 SharpLink-Alpha Capital Securities Purchase Agreement

On November 16, 2021, the Company entered into a Securities Purchase Agreement with an Alpha Capital pursuant to which the Company issued and sold, in a registered direct offering, an aggregate of 1,413,075 of the Company’s Ordinary Shares at an offering price of $3.75 per share. In addition, the Company sold to Alpha Capital certain Prefunded Warrants to purchase 1,253,592 Ordinary Shares. The Prefunded Warrants were sold at an offering price of $3.74 per warrant share and are exercisable at a price of $0.01 per share. In a concurrent private placement, the Company issued to Alpha Capital, for each Ordinary Share and Prefunded Warrant purchased in the offering, an additional Regular Warrant, each to purchase one Ordinary. The Regular Warrants are initially exercisable six months following issuance and terminate four years following issuance. The Regular Warrants have an exercise price of $4.50 per share and are exercisable to purchase an aggregate of 2,666,667 Ordinary Shares. The aggregate net proceeds from the sale of the Shares and Prefunded Warrants, after deducting offering expenses, was $9,838,711.

The Regular Warrants and the Ordinary Shares issuable upon the exercise of such warrants were not registered under the Securities Act, were not offered pursuant to the May 2020 Registration Statement and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. The Purchase Agreement provides the holder of the Regular Warrant with certain “piggy-back” registration rights in the event the Company files other registration statements with the SEC under the Securities Act. In the event that at the time of exercise there is not then a current registration statement covering the resale of the Ordinary Shares issuable upon exercise of the Regular Warrants, the holder shall have the right to exercise such warrant on a cashless (net exercise) basis. We are registering the Ordinary Shares underlying the Regular Warrants to fulfil our obligation regarding the “piggy-back” registration rights.

FourCubed Acquisition

On December 31, 2021, the Company entered into an Asset Purchase Agreement (the “Agreement”) with FourCubed Acquisition Company, LLC, a wholly-owned subsidiary of the Company (“Buyer”), 6t4 Company, a Minnesota corporation (“6t4”), FourCubed Management, LLC, a Delaware limited liability company (“FCM” and together with 6t4 and all affiliated entities comprising their respective businesses, “Seller”), and Chris Carlson, the principal shareholder of Seller (“Shareholder”). Pursuant to the terms of the Agreement, the Buyer acquired the intellectual property and other specified assets of Seller. The purchase and sale of such assets was consummated on December 31, 2021.

In consideration for the purchase of the acquired assets, the Company and Buyer agreed to deliver the following: (i) at closing, a cash payment of $6,195,000; (ii) effective as of the closing, 606,114 Ordinary Shares of the Company (the “Shares”) with an acquisition date fair value of $1,606,202; (iii) within 45 days subsequent to closing, a cash payment of $130,000 plus repayment of cash acquired of $311,523; and (iv) an amount of $250,000 that will be retained by the Company for indemnity purposes and will be released 180 days after closing if no indemnity claims are made within that period.

The Company, 6t4, and Shareholder also entered into a Registration Rights Agreement (the “Registration Agreement”) pursuant to which the Company agreed to register for resale the Shares. Under the Registration Agreement, the Company must file an initial registration statement for the Closing Shares issued pursuant to the Stock Payment no later than the tenth trading day after the expiration of the applicable lock-up period for such shares. We are filing this registration statement to fulfill our obligation under the Registration Agreement.

PLAN OF DISTRIBUTION

Each selling shareholder and any of their pledgees, assignees and successors-in-interest, may, from time to time, sell any or all of their Ordinary Shares covered by this prospectus hereby on the principal trading market or any other stock exchange, market or trading facility on which our Ordinary Shares are traded or in private transactions.

These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling such Ordinary Shares:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the Ordinary Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	in transactions through broker dealers that agree with the selling shareholders to sell a specified number of such Ordinary Shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell the Ordinary Shares covered by this prospectus under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling shareholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling shareholders (or, if any broker dealer acts as agent for the purchaser of Ordinary Shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with the Supplementary Material to FINRA Rule 2121.

In connection with the sale of the Ordinary Shares offered hereby or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling shareholders may also sell the Ordinary Shares short and deliver these shares to close out their short positions, or loan or pledge the Ordinary Shares to broker-dealers that in turn may sell these shares. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Ordinary Shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the Ordinary Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares.

We will pay certain fees and expenses incurred by us incident to the registration of the Ordinary Shares; provided, however, that the selling shareholders will pay all underwriting discounts and selling commissions, if any.

Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any Ordinary Shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.

The Ordinary Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Ordinary Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Ordinary Shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Ordinary Shares by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SHARE CAPITAL

The following summary of the terms of our Ordinary Shares is subject to and qualified in its entirety by reference to our articles of association, a copy of is on file with the SEC as exhibits to our previous SEC filings. Please refer to “Where You Can Find More Information” below for directions on obtaining these documents.

Ordinary Shares

As of July 19, 2022, we had 22,361,881 Ordinary Shares issued and outstanding. Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “SBET.” As of July 19, 2022, there were approximately 50 holders of record of our Ordinary Shares.

The transfer agent for our Ordinary Shares is American Stock Transfer & Trust Company, and its address is 6201 15th Avenue Brooklyn, NY 11219.

Preferred A Shares

We currently do not have any Preferred A Shares outstanding, any such shares would have rights identical to the Preferred A-1 Shares set forth below, other than the Conversion Price and the Per Preferred Share Purchase Price, which is $2.28 per share for the Preferred A Shares and at $1.6246 for the Preferred A-1 Shares.

Preferred A-1 Shares and Preferred B Shares

Preferred A-1 Shares

Preferred A-1 Shares have equal rights to the Ordinary Shares and are currently convertible into Ordinary Shares on a 1-for-1 basis (subject to customary adjustments); provided, however, that the Preferred A-1 Shares shall not be converted to the extent that, after giving effect to such conversion, the holder of the Preferred A-1 Shares (together with such holder’s affiliates and any persons acting as a group together with such holder) would beneficially own in excess of the beneficial ownership cap, which is initially set at 9.99%, of the number of the Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares issuable upon conversion of the Preferred A-1 Shares held by the holder, or the Beneficial Ownership Limitation.

Prior to conversion into Ordinary Shares, the Preferred A-1 Shares are entitled to the following rights:

●	equal rights to receive dividends, if and when distributed to holders of Ordinary Shares, whether in cash or any other manner, and to participate in a distribution of bonus shares, if and when distributed, according to the ratio between the shareholders’ holdings in the Company’s issued and outstanding share capital (Ordinary Shares and Preferred Shares on an as-converted basis, without regard to the Beneficial Ownership Limitation) and the Company’s total issued and outstanding share capital (Ordinary Shares and Preferred Shares on an as-converted basis, without regard to the Beneficial Ownership Limitation);

●	equal right to participate in a distribution of the Company’s assets available for distribution, in the event of liquidation or winding-up of the Company, on an as-converted basis, following the distribution to the holders of the Series B Preferred Shares, if applicable, and pari passu with the Ordinary Shares; and

●	equal rights to vote on all matters submitted to a vote of the Ordinary Shares (on an as-converted basis, but only up to the number of votes equal to the number of Ordinary Shares into which the Preferred Shares would be convertible pursuant to the Beneficial Ownership Limitation). The rights attached to any class (other than modifications to the Beneficial Ownership Limitation, which may not be modified) may be modified or abrogated by the affirmative consent of the respective Determining Majority of the shares of such class; provided, however, that the creation of additional shares of a specific class, or the issuance of additional shares of a specific class, shall not be deemed a modification or abrogation of rights attached to shares of such class or of any other class.

Preferred B Shares

The Preferred B Shares are non-voting shares and are currently convertible into Ordinary Shares on a 1-for-1 basis (subject to customary adjustments), subject to the Beneficial Ownership Limitation.

Prior to conversion into MTS Ordinary Shares, the Preferred B Shares are entitled to the following rights:

●	until July 26, 2023 (the second anniversary of the effective time of the MTS Merger), a right to receive cumulative dividends at the rate per share (as a percentage of the Preferred B Shares’ Per Preferred Share Purchase Price) of 8% per annum, payable quarterly on January 1, April 1, July 1 and October 1, beginning on the Effective Time and on each Conversion Date (with respect only to Preferred B Shares being converted) (each such date, a “Dividend Payment Date”) in cash, or at the Company’s option, in duly authorized, validly issued, fully paid and non-assessable Preferred A-1 Shares, or a combination thereof. Dividends on the Preferred B Shares shall be calculated on the basis of a 360-day year, consisting of twelve 30 day periods, and shall accrue daily commencing on the date a Preferred B Share is issued, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. The payment of the dividends in Preferred A-1 Shares shall be made in a number of shares equal to the amount to be paid divided by the Per Preferred Share Purchase Price of the Preferred A-1 Shares as of the Dividend Payment Date;

●	a right to receive from the Company an amount equal to the purchase price of each outstanding Preferred B Share, plus any accrued and unpaid dividends, fees or liquidated damages due thereon (in connection with delays in conversion of Preferred B Shares), to be paid upon any liquidation, dissolution or winding-up of the Company, before any distribution to the other securityholders of the Company;

●	a “full ratchet” anti-dilution adjustment to the conversion price of the Preferred B Shares in the event the Company issues or sells Ordinary Shares or Ordinary Share Equivalents for a consideration per share that is less than the conversion price per share of the Preferred B Shares then in effect, other than in connection with an Exempt Issuance (as such term is defined in the our Articles) and to a minimum price equal to $1.33 (20% of the closing price on the trading day immediately prior to the consummation of the MTS Merger, as adjusted for the Reverse Stock Split); and

●	as long as 772,947 of the Preferred B Shares (constituting approximately 20.9% of the Preferred B Shares that were outstanding immediately following the consummation of the MTS Merger) remain outstanding, unless the holders of at least 50.1% of the Preferred B Shares shall otherwise consent in writing, the Company shall not, and shall not permit any of its subsidiaries to, directly or indirectly: (A) amend charter documents in any manner that materially and adversely affects any rights of holders of the Preferred B Shares, (B) repay, repurchase or otherwise acquire more than a de minimis number of its Ordinary Shares, Ordinary Share Equivalents or Junior Securities (as such terms are defined in our Articles), subject to certain exceptions, (C) pay cash dividends or distributions to Junior Securities unless the Company has paid all dividends on the Preferred B Shares and the Preferred B Shares will participate ratably (on an as-converted basis) in the dividends paid to the Ordinary Shares, (D) enter into any transaction with any Affiliates of the Company which would be required to be disclosed in any public filing with the SEC, unless such transaction is made on an arms’-length basis and approved by a majority of the disinterested directors of the Company, or (E) enter into any agreement with respect to any of the foregoing.

Pre-Funded Warrants

As of July 19, 2022, the Company had 1,253,592 Prefunded Warrants. Each Prefunded Warrant allows its holder to purchase an Ordinary Share for $0.01.

Exercise of the Prefunded Warrants is limited by the Beneficial Ownership Limitation. The Prefunded Warrants may be exercised by payment of the exercise price in cash or on a cashless basis by forfeiture of Prefunded Warrants equal in value to the exercise price. The Prefunded Warrants will be subject to standard anti-dilution adjustments. The Prefunded Warrants do not have an expiration date.

Regular Warrants

As of July 19, 2022, the Company had 2,666,667 Regular Warrants issued and outstanding to purchase Ordinary Shares. Each Regular Warrant has an exercise price of $4.50 per share. The Regular Warrants first became eligible to be exercised on May 19, 2022 and will expire on November 19, 2025. The Regular Warrants may be exercised only by payment of the exercise price in cash, unless at the time of exercise there is not a registration statement in place for the underlying Ordinary Shares, in which case the Regular Warrants will be eligible for net exercise by forfeiture of Regular Warrants with value equal to the exercise price. Exercise of the Prefunded Warrants is limited by the Beneficial Ownership Limitation. The Regular Warrants are subject to standard anti-dilution adjustments.

LEGAL MATTERS

The validity of the securities being offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by S. Friedman, Abramson & Co., Tel Aviv, Israel.

EXPERTS

The consolidated financial statements of SharpLink Gaming Ltd. as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021 incorporated in this Prospectus by reference from the SharpLink Gaming Ltd. Annual Report on Form 20-F for the year ended December 31, 2021 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company’s ability to remain a going concern), incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The financial statements of FourCubed appearing in the Company’s Current Report on Form 6-K filed with the Commission on July 22, 2022 have been audited by BerganKDV, LTD., Independent Registered Public Accounting Firm, as set forth in their report thereon incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, current reports, proxy statements and other information with the SEC. SEC filings are available at the SEC’s web site at http://www.sec.gov.

This prospectus is only part of a registration statement on Form F-3 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document.

We also maintain a website at www.sharplink.com, through which you can access our SEC filings. The information set forth on, or accessible from, our website is not part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Any statement in a document we incorporated by reference into this prospectus or a prospectus supplement will be considered to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus, except as modified or superseded.

We incorporate by reference the following information or documents that we have filed with the SEC (excluding those portions of any document that are “furnished” and not “filed” in accordance with SEC rules):

●	our Annual Report on Form 20-F for the year ended December 31, 2021, filed with the SEC on May 16, 2022;

●	our Reports on Form 6-K filed on July 22, 2022;

●	The description of our Ordinary Shares contained in our Annual Report on Form 20-F for the year ended December 31, 2021, filed with the SEC on May 16, 2022, under the Exchange Act and any amendment or report filed for the purpose of updating that description.

In addition, we will incorporate by reference into this prospectus all documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including subsequent Annual Reports on Form 20-F, and, to the extent, if any, we identify therein, reports on Form 6-K we furnish to the SEC after the date of this prospectus and prior to the termination of any offering contemplated in this prospectus.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (and any exhibits specifically incorporated in such information), at no cost, upon written or oral request to us at the following address:

SharpLink Gaming Ltd.,

333 Washington Avenue North, Suite 104

Minneapolis, MN 55401

Attn: Brian Bennett, Chief Financial Officer

Telephone: (612) 293-0619

Copies of these filings are also available, without charge, on our website at www.sharplink.com as soon as reasonably practicable after they are filed electronically with the SEC. You may also obtain additional information about us by visiting our website. The information set forth on, or accessible from our website is not a part of this prospectus.